UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

Marathon Oil Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

# Proxy Statement and Notice of 2018 Annual Meeting of Stockholders

**ANNUAL MEETING**
Wednesday, May 30, 2018
10:00 a.m. Central Time
Conference Center Auditorium
Marathon Oil Tower
5555 San Felipe Street
Houston, Texas 77056

**MEETING HOURS**
Registration 9:00 a.m.
Meeting 10:00 a.m.

**Please vote promptly by:**

- telephone,
- the Internet, or
- marking, signing and returning your proxy or voting instruction card

Marathon Oil®
Corporation

Marathon Oil Corporation 5555 San Felipe Street Houston, TX 77056

April 13, 2018
Dear Marathon Oil Corporation Stockholder,
2017 was an exceptional year for Marathon Oil. We further transformed our portfolio to align to our strategy, delivered outstanding execution in all four of our U.S. resource plays, achieved record low unit production costs in the U.S., and strengthened our balance sheet, all while providing profitable growth within cash flows.
We were pleased to expand our Board of Directors in 2018 with the addition of Douglas L. Foshee, former Chairman, President and Chief Executive Officer of El Paso Corporation, and M. Elise Hyland, former Senior Vice President of EQT Corporation and EQT Midstream Services, LLC. In accordance with our Corporate Governance Principles, Philip Lader will retire from the Board following our 2018 Annual Meeting. In addition, Gaurdie Banister has informed the Board that he will not stand for reelection at our 2018 Annual Meeting. We would like to thank Messrs. Lader and Banister for their years of service to Marathon Oil.
We value the communication we have established with our stockholders. We have integrated your perspectives into several governance and compensation processes throughout the year. We look forward to continuing to hear your views and we ask for your continued support as we work to maximize the value of your investment in our company. Your Board of Directors and management cordially invite you to attend our 2018 Annual Meeting of Stockholders, to be held in the Conference Center Auditorium of the Marathon Oil Tower, 5555 San Felipe Street, Houston, Texas, on Wednesday, May 30, 2018, at 10:00 a.m. Central Time.
We are making our proxy materials accessible over the Internet, which allows us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. Please read the Proxy Statement for more information about how to access the proxy materials over the Internet.
On April 18, 2018, we plan to mail to our U.S. stockholders a notice explaining how to access our 2018 Proxy Statement and 2017 Annual Report, request a printed copy of these materials, and vote online. All other stockholders will continue to receive copies of the Proxy Statement and Annual Report by mail. You can find information about the matters to be voted on at the meeting in the 2018 Proxy Statement.
Your vote is important. Whether or not you plan to attend the meeting, we encourage you to vote promptly so that your shares will be represented and properly voted at the meeting.
Sincerely,

Lee M. Tillman                        Dennis H. Reilley
President and Chief Executive Officer            Non-Executive Chairman of the Board

MARATHON OIL CORPORATION
Notice of 2018 Annual Meeting of Stockholders
Dear Stockholders,
You are invited to attend Marathon Oil Corporation’s 2018 Annual Meeting of Stockholders, to be held in the Conference Center Auditorium of the Marathon Oil Tower, 5555 San Felipe Street, Houston, Texas 77056 on Wednesday, May 30, 2018, at 10:00 a.m. Central Time.
The meeting will be held for the following purposes:

Œ	To elect eight directors to serve until the 2019 Annual Meeting;
	To ratify the selection of PricewaterhouseCoopers LLP as our independent auditor for 2018;
Ž	To approve on an advisory basis our 2017 named executive officer compensation;
	To amend our Restated Certificate of Incorporation to increase the number of authorized shares of common stock; and
	To act on any other matters properly brought before the meeting.
You are entitled to vote if you were a stockholder of record on April 2, 2018. If you plan to attend the meeting, you will need to show proof of your stock ownership, such as a recent account statement, letter or proxy from your broker or other intermediary, along with a photo identification.
By Order of the Board of Directors,
Reginald D. Hedgebeth
Senior Vice President, General Counsel and Secretary
April 13, 2018

Your vote is very important. Please vote right away, even if you plan to attend the Annual Meeting, to ensure your vote is counted. There are four ways to vote:
INTERNET Visit www.proxyvote.com or scan the QR code on your Notice or proxy card with a smart phone. You will need the 16-digit number included in your Notice, proxy card or voting instructions.	TELEPHONE Dial 1-800-690-6903 and follow the recorded instructions. You will need the 16-digit number included in your Notice, proxy card or voting instructions.	MAIL If you received a proxy card by mail, send your completed and signed proxy card in the envelope provided.	IN PERSON You may vote in person at the Annual Meeting in certain circumstances outlined in this proxy.

PROXY STATEMENT

MARATHON OIL | 2018 PROXY STATEMENT

Q&A ABOUT THE ANNUAL MEETING
When and where is the Annual Meeting?
The 2018 Annual Meeting of Stockholders (“Annual Meeting”) will be held in the Conference Center Auditorium of the Marathon Oil Tower, 5555 San Felipe Street, Houston, Texas 77056 on Wednesday, May 30, 2018 at 10:00 a.m. Central Time.
Who may vote?
You may vote if you held Marathon Oil Corporation (“Marathon Oil” or “Company”) common stock at the close of business on April 2, 2018, the record date for the meeting. Each share of common stock is entitled to one vote. As of the record date, there were 853,254,656 shares of Marathon Oil common stock outstanding and entitled to vote.
Who is soliciting my vote?
Our Board of Directors (the “Board”) is soliciting your proxy to vote your shares at the Annual Meeting. In connection with this solicitation, we mailed a Notice Regarding the Availability of Proxy Materials (“Notice”) to our stockholders on or about April 18, 2018. You may access the proxy materials on the Internet or request a printed set of the proxy materials by following the instructions in the Notice.
What is included in the proxy materials for the Annual Meeting?
The proxy materials include the Notice, this Proxy Statement, and our 2017 Annual Report. If you requested printed versions by mail, the proxy materials also include the proxy card or voting instructions. The proxy materials are being distributed and made available on or about April 18, 2018.
What am I voting on and how does the Board recommend that I vote?

Proposal Number	Subject of Proposal	Recommended Vote	For details see pages starting on
1	Election of Directors	FOR the proposal	4
2	Ratification of Independent Auditor for 2018	FOR the proposal	54
3	Advisory Vote to Approve the Compensation of Our Named Executive Officers	FOR the proposal	56
4	Amendment to Restated Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock	FOR the proposal	57
How do I vote?
There are four ways to vote:

INTERNET	Vote by Internet at www.proxyvote.com or scan the QR code on your Notice or proxy card with a smart phone. You will need the 16-digit number included in your Notice, proxy card or voting instructions.
TELEPHONE	Vote by phone by dialing 1-800-690-6903 and following the recorded instructions. You will need the 16-digit number included in your Notice, proxy card or voting instructions.
MAIL	If you received a proxy card by mail, send your completed and signed proxy card in the envelope provided.
IN PERSON	You may vote in person at the Annual Meeting if you are a registered stockholder or obtain a valid proxy from the record owner.

1 MARATHON OIL | 2018 PROXY STATEMENT

To be counted, votes by Internet, telephone or mail must be received by 11:59 p.m. Eastern Time on May 29, 2018, for shares held by registered holders directly, and by 11:59 p.m. Eastern Time on May 27, 2018, for shares held in the Marathon Oil Company Thrift Plan and the Marathon Petroleum Thrift Plan.
If I am a beneficial owner of Marathon Oil shares, how do I vote?
If you are a beneficial owner of Marathon Oil common stock held in street name, you should have received either a Notice or a voting instruction card with these proxy materials from the record owner of the shares. Follow the instructions in the Notice or the voting card to vote by mail, telephone or Internet. To vote in person at the Annual Meeting, you must obtain a valid proxy from the record owner. Follow your broker’s instructions to obtain this proxy.
Why did I receive a Notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
We provide our proxy materials over the Internet. Unless you request a printed copy of the proxy materials or reside outside the United States, we will send you a Notice explaining how to access the proxy materials over the Internet or to request a printed copy. You can request proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.
May I change my vote?
If you are a record holder of Marathon Oil common stock, you may change your vote or revoke your proxy at any time before your shares are voted at the meeting by:

•	voting again by telephone or over the Internet;

•	sending us a signed and dated proxy card dated later than your last vote;

•	notifying the Secretary of Marathon Oil in writing; or

•	voting in person at the meeting.
How many votes are needed to approve each of the proposals?
Directors will be elected by a majority of the votes cast. To be elected, the number of shares voted “FOR” a director must exceed the number of shares voted “AGAINST” that director. Abstentions will have no effect in director elections.
The amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of common stock will require the affirmative vote of a majority of the shares of common stock outstanding and entitled to vote. Abstentions will have the same effect as a vote against such proposal.
Each other proposal will require the affirmative vote of a majority of the shares of common stock represented in person or by proxy at the meeting and entitled to vote. Abstentions will have the same effect as a vote against such proposal. Broker non-votes are not counted as either votes for or votes against a proposal.
What are broker non-votes?
Brokers may vote on routine matters, such as ratification of the independent auditor and the amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of common stock, without customer voting instructions. However, brokers may not vote on non-routine matters, such as the election of directors and approval of executive compensation, without customer voting instructions. Broker-held shares that are not voted on non-routine matters are referred to as broker non-votes.
How many votes are needed for a quorum?
Under our By-laws, a quorum is one third of the voting power of the outstanding shares entitled to vote. Both abstentions and broker non-votes are counted in determining that a quorum is present for the meeting.

MARATHON OIL | 2018 PROXY STATEMENT 2

Who pays for the proxy solicitation related to the meeting?
We do. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies by telephone, in person or by other means. They will receive no additional compensation for this work. We will arrange for brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of common stock, and we will reimburse them for reasonable out-of-pocket expenses incurred in connection with forwarding the material.
How will other matters raised at the meeting be voted?
If any matters other than those on the proxy card are presented at the meeting, the proxy committee will vote on them using its best judgment. Under our By-laws, notice of any matter to be presented by a stockholder for a vote at the meeting must have been received by our corporate Secretary between December 20, 2017 and January 19, 2018, accompanied by certain information about the stockholder presenting it. We have not received notice of any matter to be presented.
If I want to submit a stockholder proposal for consideration at the 2019 Annual Meeting, when is that proposal due?
Stockholder proposals submitted for inclusion in our 2019 Proxy Statement must be received in writing by our corporate Secretary no later than the close of business on December 19, 2018. Stockholder proposals submitted outside the process for inclusion in the Proxy Statement must be received in writing by our corporate Secretary on or after December 19, 2018, and no later than the close of business on January 18, 2019, and must be accompanied by certain information about the stockholder making the proposal, in accordance with our By-laws.
If I want to nominate a director for consideration at the 2019 Annual Meeting, when is that nomination due?
Eligible stockholders may nominate a candidate for election to the Board for inclusion in our 2019 Proxy Statement in accordance with the “proxy access” provisions of our By-laws. Stockholder nominations for director submitted for inclusion in our 2018 Proxy Statement must be received in writing by our corporate Secretary on or after December 19, 2018, and no later than the close of business on January 18, 2019, and must otherwise comply with all of the requirements of the By-laws.
Stockholder nominations for director submitted outside the “proxy access” process must be received in writing by our corporate Secretary on or after December 19, 2018, and no later than the close of business on January 18, 2019, and must otherwise comply with all of the requirements of the By-laws.
Will I receive more than one copy of the proxy materials if multiple stockholders share my address?
Unless we have received contrary instructions from one or more of the stockholders sharing your address, we will send only one set of proxy materials to your household. Upon oral or written request, we will promptly send a separate copy of the proxy materials to any stockholder at your address. To request separate or single delivery of these materials now or in the future, call us at 1-866-984-7755 or write to us at Marathon Oil Corporation, Investor Relations Office, 5555 San Felipe Street, Houston, Texas, 77056-2701.

3 MARATHON OIL | 2018 PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS
Under our Restated Certificate of Incorporation, directors are elected for terms expiring at the next succeeding Annual Meeting of stockholders. We currently have ten directors whose terms expire in 2018. Gaurdie Banister has informed the Board that he will not stand for reelection at our 2018 Annual Meeting, and in accordance with our Corporate Governance Principles, Mr. Lader will retire from the Board on May 30, 2018. Each remaining director is nominated for a one-year term expiring at the 2019 Annual Meeting.
Directors are elected by a majority of votes cast. For a director to be elected, the number of shares cast FOR a director must exceed the number of votes cast AGAINST that director. Abstentions will have no effect in director elections. If any nominee for whom you have voted becomes unable to serve, your proxy may be voted for another person designated by the Board.
Our By-laws require any incumbent who does not receive sufficient votes to promptly tender his or her resignation to the Board. Our Corporate Governance and Nominating Committee will recommend to the Board whether to accept or reject the tendered resignation or take other action. The Board will act on the tendered resignation, taking into account the Corporate Governance and Nominating Committee’s recommendation, and publicly disclose its decision regarding the tendered resignation within 90 days after certification of the election results. In the event of a vacancy, the Board may fill the position or decrease the size of the Board.

DIRECTOR QUALIFICATIONS AND NOMINATIONS
Our Corporate Governance Principles set forth the process for director selection and director qualifications. In summary, the chairman of the Corporate Governance and Nominating Committee, the CEO, and the secretaries of the Compensation Committee and Corporate Governance and Nominating Committee should work with a third-party professional search firm to review director candidates and their credentials. At least one member of the Corporate Governance and Nominating Committee, the Chairman of the Board and the CEO should meet with the director candidate. This screening process applies to nominees recommended by the Corporate Governance and Nominating Committee, as well as nominees recommended by our stockholders in accordance with our By-laws or applicable law. Selection of new directors includes an evaluation of their independence, as discussed below under “Director Independence,” their business or professional experience, their integrity and judgment, their record of public service, their ability to devote sufficient time to the affairs of the Company, the diversity of backgrounds and experience they will bring to the Board, and the Company’s needs at that particular time. Directors should also be individuals of substantial accomplishment with demonstrated leadership capabilities, and they should represent all stockholders rather than any special interest group or constituency.

MARATHON OIL | 2018 PROXY STATEMENT 4

NOMINEES FOR DIRECTOR |TERMS EXPIRE 2019
YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH NOMINEE

PRIOR BUSINESS EXPERIENCE
•
Former Executive Chairman and Chairman, Peabody Energy Corporation, a private-sector coal company, St. Louis, MO (Executive Chairman in 2015 and Chairman 2007-2015)
•
Chief Executive Officer, Peabody (2006-2015); Chief Executive Officer Elect, Peabody (2005); President, Peabody (2003-2008); Chief Operating Officer, Peabody (2003-2005)
•
Chief Executive Officer - Energy, Rio Tinto pl (2000-2003)
•
President and Chief Executive Officer, Kennecott Energy Company (1994-1999)
•
President, Kennecott Minerals company (1993-1994)
•
Joined Kennecott in 1977 and served in positions of increasing responsibility
CURRENT PUBLIC COMPANY BOARDS
•
Monsanto Company
•
Newmont Mining Corporation
PUBLIC COMPANY BOARDS DURING THE PAST 5 YEARS
•
Peabody (former chairman and executive chairman)
OTHER POSITIONS
•
Trustee, Heard Museum
•
Advisory Council, University of Arizona’s Lowell Institute of Mineral Resources
•
Business Council Member and past board member, U.S.-China Business Council
•
Past chairman, National Mining Association and Coal Industry Advisory Board of the International Energy Agency
•
Past member, National Coal Council and Past trustee, Washington University of St. Louis
EDUCATION
•
B.S. (mining engineering), University of Arizona
•
Advanced Management Program, Graduate School of Business at Harvard University
Mr. Boyce’s former role as a chief executive officer has provided him with experience running a major corporation with international operations, including developing strategic insight and direction for his company, and exposed him to many of the same issues we face in our business, including markets, competitors, operational, regulatory, technology and financial matters.

Gregory H. Boyce Director since: 2008 Age: 63

PRIOR BUSINESS EXPERIENCE
•
Former Executive Chairman and Chairman, Baker Hughes Incorporated, an oilfield services company, Houston, TX (Executive Chairman 2012-2013 and Chairman 2004-2012)
•
Chief Executive Officer, Baker Hughes (2004-2011)
•
President, Baker Hughes (2008-2010)
•
President and Chief Executive Officer, Hanover Compressor Company (2002-2004)
•
Senior Advisor to Schlumberger Oilfield Services (1999-2001)
•
Executive Vice President, Schlumberger Oilfield Services (1998-1999)
CURRENT PUBLIC COMPANY BOARDS
•
Air Products and Chemicals, Inc. (lead independent director)
•
CARBO Ceramics Inc.
•
Transocean Ltd.
OTHER POSITIONS
•
Board of Directors, Ariel Corporation
•
Board of Directors, University of Wyoming Foundation
•
Member, Society of Petroleum Engineers
•
Wyoming Governor’s Engineering Task Force
EDUCATION
•
B.S. (geology), University of Wyoming
Mr. Deaton’s over 30 years of executive and management experience in the energy business, including over 15 years of senior executive experience in the oilfield services industry, provides him valuable knowledge, experience and management leadership regarding many of the same issues that we face as a publicly traded company in the oil and gas industry. His service on the boards of other publicly traded companies has provided him exposure to different industries and approaches to governance.

Chadwick C. Deaton Director since: 2014 Age: 65

5 MARATHON OIL | 2018 PROXY STATEMENT

PRIOR BUSINESS EXPERIENCE
•
Former Partner, Ernst & Young LLP, a multinational professional services firm, Houston, TX (1989-2014)
•
Americas Oil & Gas Sector Leader, Ernst & Young LLP (2007-2014)
•
Audit Partner for multiple oil & gas companies, Ernst & Young LLP (1989-2014)
•
Joined Ernst & Young LLP in 1976 and served in positions of increasing responsibility, including various energy industry leadership positions
CURRENT PUBLIC COMPANY BOARDS
•
National Oilwell Varco, Inc.
•
Norfolk Southern Corporation
OTHER POSITIONS
•
Board of Directors, Theatre Under the Stars
•
Trustee, Great Commission Foundation of the Episcopal Diocese of Texas
•
Member, Corporation Development Committee, Massachusetts Institute of Technology
•
Member, Dean's Advisory Council, E. J. Ourso College of Business at Louisiana State University
EDUCATION
•
B.S. (accounting), Louisiana State University
Ms. Donadio has audit and public accounting experience with a specialization in domestic and international operations in all segments of the energy industry, and is a licensed certified public accountant in the State of Texas. Her comprehensive knowledge of public company financial reporting regulations and compliance requirements contributes valuable expertise to our Board. She also has a deep understanding of the strategic issues affecting companies in the oil and gas industry. In addition, her extensive audit and public accounting experience in the energy industry, both domestic and international, uniquely qualifies her to serve as a member of our Audit and Finance Committee. The Board has determined that she qualifies as an “Audit Committee Financial Expert” under the SEC rules based on these attributes, education and experience.

Marcela E. Donadio Director since: 2014 Age: 63

PRIOR BUSINESS EXPERIENCE
•
Founder and owner, Sallyport Investments, LLC (since 2012)
•
Chairman, President and Chief Executive Officer, El Paso Corporation (2003-2012)
•
Executive Vice President and Chief Operating Officer, Halliburton Company (2003)
•
Executive Vice President and Chief Financial Officer, Halliburton Company (2001-2003)
•
Chairman, President and Chief Executive Officer, Nuevo Energy Company (1998-2000)
•
Chief Operating Officer, Chief Executive Officer, and other capacities, Torch Energy Advisors Inc. (1993-1997)
•
Joined ARCO International Oil prior to 1990 and served in positions of increasing responsibility
PUBLIC COMPANY BOARDS DURING THE PAST 5 YEARS
•
Cameron International
OTHER POSITIONS
•
Founder and Director, NextOp Vets
•
Founder, Houstonians for Great Public Schools
•
Executive Board Member, KIPP Houston
•
Board of Trustees, Rice University
•
Council of Overseers at Jesse H. Jones Graduate School of Management at Rice University
•
Board Member, Texas Business Hall of Fame Foundation
•
Board Member, Welch Foundation
•
Board Member, Houston Endowment, Inc.
EDUCATION
•
MBA, Jesse H. Jones School at Rice University
•
BBA, Southwest Texas State University
•
Graduate, Southwestern Graduate School of Banking at Southern Methodist University
As a former chairman, president and CEO of a public oil and gas exploration and production company with over 30 years of energy industry experience, Mr. Foshee has a comprehensive knowledge and understanding of our business, provides superb leadership to our management team, and provides the Board with essential insight and guidance from an inside perspective on the day-to-day operations of our company.

Douglas L. Foshee Director since: 2018 Age: 58

MARATHON OIL | 2018 PROXY STATEMENT 6

PRIOR BUSINESS EXPERIENCE
•
Former Senior Vice President, EQT Corporation and Senior Vice President and Chief Operating Officer, EQT Midstream Services, LLC (2017-2018)
•
Executive Vice President of Midstream Operations and Engineering, EQT Midstream Services, LLC (2013-2017)
•
President of Commercial Operations, EQT Midstream Services, LLC (2010-2013)
•
President of Equitable Gas Company, a previously owned entity of EQT (2007-2010)
•
Joined EQT Corporation in 2000 and served in positions of increasing responsibility in finance, strategic planning and customer service
•
Joined Alcoa, Inc. in 1980 and held roles of increasing responsibility in research, materials and business development leading to her appointment as Manager of the Alloy Design Group at Alcoa Research Laboratories
PUBLIC COMPANY BOARDS DURING THE PAST 5 YEARS
•
EQT Midstream Partners, LP
EDUCATION
•
MBA, Tepper School of Business at Carnegie-Mellon University
•
M.S. and B.S. (Metallurgical Engineering and Materials Science), Carnegie-Mellon University

Ms. Hyland has over 15 years of executive level management in both the midstream and manufacturing industries. Through her strong engineering background and leadership she brings commercial acumen and valuable insight into marketing fundamentals and key issues our company faces as a publicly traded company in the oil and gas industry.

M. Elise Hyland Director since: 2018 Age: 58

PRIOR BUSINESS EXPERIENCE
•
Chairman and Founder of Dornoch Capital, Inc., a private investment company, West Vancouver, BC, Canada (since 2002)
•
Chairman and CEO, Westcoast Energy, Inc. (1992-2002)
•
President and CEO, Westcoast Energy, Inc. (1988-1992)
•
Chief Financial Officer, Westcoast Energy, Inc. (1987-1988)
•
Corporate Development Executive, Westcoast Energy, Inc. (1982-1987)
CURRENT PUBLIC COMPANY BOARDS
•
Enbridge Inc.
PUBLIC COMPANY BOARDS DURING THE PAST 5 YEARS
•
Spectra Energy Corporation
•
Canadian Pacific Railway Company
•
Prodigy Gold Incorporated (formerly Kodiak Exploration Ltd.)
OTHER POSITIONS
•
Member, North American Advisory Board of the London School of Economics
EDUCATION
•
B.A. (economics and history), University of Manitoba
•
LL.B., University of Manitoba
•
LL.M., London School of Economics and Political Science
•
Awarded honorary doctorates by three universities
Through his positions as chairman and founder of a private investment company, chairman and CEO of a natural gas company with international operations, and other executive and management positions, Mr. Phelps has valuable experience with key issues faced by international operations. His experience on the boards of several other publicly traded companies has given him exposure to a variety of industries and approaches to governance. The Board has determined that he qualifies as an “Audit Committee Financial Expert” under the SEC rules based on these attributes, education and experience.

Michael E. J. Phelps Director since: 2009 Age: 70

7 MARATHON OIL | 2018 PROXY STATEMENT

PRIOR BUSINESS EXPERIENCE
•
Non-Executive Chairman of the Board, Marathon Oil Corporation, Houston, TX (since 2014); Lead Director (2011-2013)
•
Chairman, Praxair, Inc. (2006-2007)
•
Chairman and Chief Executive Officer, Praxair, Inc. (2006)
•
Chairman, President and Chief Executive Officer, Praxair, Inc. (2000-2006)
•
Executive Vice President and Chief Operating Officer, E. I. Du Pont de Nemours & Company (1999-2000)
•
Various positions of increasing responsibility with DuPont and Conoco, Inc. (acquired by DuPont in 1981) since joining Conoco in 1975 as a pipeline engineer
CURRENT PUBLIC COMPANY BOARDS
•
DowDuPont, Inc. (formerly Dow Chemical Company)
•
CSX Corporation
PUBLIC COMPANY BOARDS DURING THE PAST 5 YEARS
•
Covidien Ltd. (former Non-Executive Chairman)
•
H. J. Heinz Co.
OTHER POSITIONS
•
Former Chairman, American Chemistry Council
EDUCATION
•
B.S. (finance), Oklahoma State University
Mr. Reilley has over 35 years of executive and management experience in the oil, petrochemical and chemical industries. His service as chairman, president and CEO of Praxair and other executive and management positions has provided valuable experience in managing many of the major issues that we face as a publicly traded company in the oil and gas industry. His service on other publicly traded company boards has given him valuable insight and exposure to a variety of industries and approaches to governance.

Dennis H. Reilley Director since: 2002 Age: 65

PRIOR BUSINESS EXPERIENCE
•
Director, President and Chief Executive Officer of Marathon Oil Corporation, Houston, TX (since 2013)
•
Vice President of Engineering, ExxonMobil Development Company
•
North Sea Production Manager and Lead Country Manager, ExxonMobil subsidiaries in Stavanger, Norway, 2007-2010
•
Acting Vice President, ExxonMobil Upstream Research Company, 2006-2007
•
Joined Exxon Corporation in 1989 as a research engineer and served in positions of increasing responsibility
OTHER POSITIONS
•
Board Member, American Petroleum Institute
•
Board Member, American Exploration & Production Council
•
Board Member, Greater Houston Partnership
•
Member, University of Houston Energy Advisory Board
•
Member, Engineering Advisory Council and Chemical Engineering Advisory Council of Texas A&M University
•
Member, National Petroleum Council
•
Member, Business Roundtable
•
Member, Society of Petroleum Engineers
•
Member, Celebration of Reading Committee within the Barbara Bush Houston Literacy Foundation
•
Advisory Board Member and President, Spindletop Charities
EDUCATION
•
B.S. (chemical engineering), Texas A&M University
•
Ph.D. (chemical engineering), Auburn University
As our president and CEO, Mr. Tillman sets our Company’s strategic direction under the Board’s guidance. He has extensive knowledge and experience in global operations, project execution and leading edge technology in the oil and gas industry gained through his executive and management positions with our Company and ExxonMobil. His knowledge and hands-on experience with the day-to-day issues affecting our business provide the Board with invaluable information necessary to direct the business and affairs of our Company.

Lee M. Tillman Director since: 2013 Age: 56

MARATHON OIL | 2018 PROXY STATEMENT 8

DIRECTOR INDEPENDENCE
In accordance with applicable laws, regulations, our Corporate Governance Principles and the rules of the New York Stock Exchange (“NYSE”), the Board must affirmatively determine the independence of each director and director nominee. The Corporate Governance and Nominating Committee considers all relevant facts and circumstances including, without limitation, transactions during the previous year between the Company and the director directly, immediate family members of the director, organizations with which the director is affiliated, and the frequency and dollar amounts associated with these transactions. The Corporate Governance and Nominating Committee further considers whether the transactions were at arm’s length in the ordinary course of business and whether the transactions were consummated on terms and conditions similar to those of unrelated parties. The Committee then makes a recommendation to the Board with respect to the independence of each director and director nominee.
In assessing the independence of each director, the Corporate Governance and Nominating Committee considered: contributions to the South Dakota School of Mines and Technology Foundation, of which Mr. Banister is a board of trustees member; contributions to the University of Arizona Foundation, of which Mr. Boyce serves as an Advisory Council Member to the University of Arizona’s Lowell Institute of Mineral Resources; contributions to the University of Wyoming Foundation, of which Mr. Deaton is a board member, made pursuant to a commitment entered into before Mr. Deaton joined the Board; contributions to the Louisiana State University Foundation, of which Ms. Donadio serves as a Dean’s Advisory Council Member to the EJ Ourso College of Business at Louisiana State University; and royalty interests paid to family members and/or trusts affiliated with Mr. Deaton.
Based on these considerations, the standards in our Corporate Governance Principles and the recommendation of the Corporate Governance and Nominating Committee, the Board determined that the following directors are independent:

Gaurdie E. Banister, Jr.	Marcela E. Donadio	Philip Lader
Gregory H. Boyce	Douglas L. Foshee	Michael E. J. Phelps
Chadwick C. Deaton	M. Elise Hyland	Dennis H. Reilley
As CEO of the Company, Mr. Tillman is not independent.

DIRECTOR DIVERSITY
The Corporate Governance and Nominating Committee is responsible for reviewing with the Board the appropriate skills and characteristics required of Board members in the context of the Board’s current make-up. When we have an opening on the Board, we will always look at a diverse pool of candidates, considering each candidate’s business or professional experience, demonstrated leadership ability, integrity and judgment, record of public service, diversity, financial and technological acumen and international experience. We view and define diversity in its broadest sense, which includes gender, ethnicity, age, education, experience and leadership qualities.

9 MARATHON OIL | 2018 PROXY STATEMENT

SKILLS MATRIX
Our directors have a diversity of experience that spans a broad range of industries in the public and not-for-profit sectors. They bring to our Board a wide variety of skills, qualifications, and viewpoints that strengthen the Board’s ability to carry out its oversight role on behalf of our stockholders. The table below summarizes key qualifications, skills and attributes each director brings to the Board. The lack of a mark for a particular item does not mean the director does not possess that qualification or skill. However, a mark indicates a specific area of focus or expertise that the director brings to the Board. More details on each director’s qualifications, skills and attributes are included in the director biographies on the previous pages.

Name	Age (as of April 1, 2018)	Tenure	Outside Public Boards	Public Co. CEO (1)	Financial Oversight/ Accounting (2)	E&P Industry Experience (3)	Engineering Expertise (4)	Public Policy/ Regulatory(5)	HES Experience (6)	International (7)	Risk Mgmt. (8)
Dennis H. Reilley	65	15	2	×	×	×		×	×	×	×
Lee M. Tillman	56	4	—	×	×	×	×	×	×	×	×
Gregory H. Boyce	63	9	2	×	×		×	×	×	×	×
Chadwick C. Deaton	65	3	3	×	×	×		×	×	×	×
Marcela E. Donadio	63	3	2		×	×		×		×	×
Douglas L. Foshee	58	—	—	×	×	×		×	×	×	×
M. Elise Hyland	58	—	—		×		×	×	×	×	×
Michael E.J. Phelps	70	8	1	×	×			×	×	×	×
(1) Experience working as a CEO of a public company
(2) Senior executive level experience in financial accounting and reporting, auditing, corporate financing and/or internal controls or experience in the financial services
(3) Experience as executives or directors or in other leadership positions in the exploration and production industry
(4) Expertise through relevant undergraduate or graduate education
(5) Experience in or a strong understanding of the regulatory issues facing the oil and gas industry and public policy on a local, state and national level
(6) Experience in managing matters related to health, environmental, safety and social responsibility in executive and operating roles
(7) Global business or international experience
(8) Executive experience managing risk

MARATHON OIL | 2018 PROXY STATEMENT 10

CORPORATE GOVERNANCE

BOARD OF DIRECTORS
Our business and affairs are managed under the direction of the Board, which met 12 times in 2017. Attendance for Board and committee meetings was 95.9% for the full year. Under our Corporate Governance Principles, directors are expected to attend the Annual Meeting of Stockholders. All of our directors except Philip Lader attended the 2017 Annual Meeting in person.
Our Corporate Governance Principles require our non-employee directors to meet at regularly scheduled executive sessions. An offer of an executive session is extended to non-employee directors at each regularly scheduled Board meeting. In 2017, the non-employee directors held 7 independent executive sessions.

COMMITTEES OF THE BOARD
The Board has four standing committees: (i) the Audit and Finance Committee, (ii) the Compensation Committee, (iii) the Corporate Governance and Nominating Committee, and (iv) the Health, Environmental, Safety and Corporate Responsibility Committee. Each committee is comprised solely of independent directors as defined under the rules of the NYSE. Each committee’s written charter, adopted by the Board, is available on our website at www.marathonoil.com under About—Board of Directors.
The following tables show each committee’s membership, principal functions and number of meetings in 2017.

Audit and Finance Committee(1)
Michael E. J. Phelps, Chair (2)
Members:
Gaurdie E. Banister, Jr.
Gregory H. Boyce
Marcela E. Donadio

Meetings in 2017: 5*

*including four in-person meetings at which the Committee met with the Company’s internal audit organization and independent auditor, with and without management present

• Appoints, compensates and oversees the work of the independent auditor.
• Reviews and approves in advance all audit, audit-related, tax and permissible non-audit services to be performed by the independent auditor.
• Meets separately with the independent auditor, the internal auditors and management with respect to the status and results of their activities annually reviewing and approving the audit plans.
• Reviews, evaluates and assures the rotation of the lead audit partner.
• Reviews with management, and if appropriate the internal auditors, our disclosure controls and procedures and management’s conclusions about their efficacy.
• Reviews, approves and discusses with management, the independent auditor and the internal auditors, as appropriate, the annual and quarterly financial statements, earnings press releases, reports of internal control over financial reporting, and the annual report.
• Discusses with management guidelines and policies for risk assessment and management.
• Reviews and recommends dividends, certain financings, loans, guarantees and other uses of credit.
• Reviews codes of conduct and compliance activities.

11 MARATHON OIL | 2018 PROXY STATEMENT

Compensation Committee
Gregory H. Boyce, Chair Members: Chadwick C. Deaton Marcela E. Donadio Philip Lader Meetings in 2017: 7
• Recommends to the Board all matters of policy and procedure relating to executive compensation.
• Reviews and approves corporate philosophy, goals and objectives relevant to the CEO’s compensation, and determines and approves the CEO’s compensation level based on the Board’s performance evaluation.
• Determines and approves the compensation of the other executive officers, and reviews the executive officer succession plan.
• Administers our incentive compensation plans and equity-based plans, and confirms the certification of the achievement of performance levels under our incentive compensation plans.
• Reviews with management and recommends for inclusion in our annual Proxy Statement our Compensation Discussion and Analysis.

Corporate Governance and Nominating Committee
Chadwick C. Deaton, Chair Members: Gaurdie E. Banister, Jr. Philip Lader Michael E. J. Phelps Meetings in 2017: 4
• Reviews and recommends to the Board the appropriate size and composition of the Board, including candidates for election or re-election as directors, the criteria to be used for the selection of director candidates, the composition and functions of the Board committees, and all matters relating to the development and effective functioning of the Board.
• Reviews and recommends to the Board each committee’s membership and chairperson, including a determination of whether one or more Audit and Finance Committee members qualifies as a “financial expert” under applicable law.
• Assesses and recommends corporate governance practices, including reviewing and approving codes of conduct and policies applicable to our directors, officers and employees.
• Oversees the evaluation of the Board.
• Reviews and, if appropriate, approves related person transactions.

Health, Environmental, Safety and Corporate Responsibility Committee
Philip Lader, Chair (3) Members: Gaurdie E. Banister, Jr. Gregory H. Boyce Chadwick C. Deaton Marcela E. Donadio Michael E. J. Phelps Meetings in 2017: 2
• Reviews and recommends Company policies, programs, and practices concerning broad health, environmental, safety, social, public policy and political issues.
• Identifies, evaluates and monitors the health, environmental, safety, social, public policy and potential trends, issues and concerns, which affect or could affect our business activities.
• Reviews legislative and regulatory issues affecting our businesses and operations.
• Reviews our political, charitable and educational contributions.

(1)    All the members of the Audit and Finance Committee meet the additional independence standards under Exchange Act Rule 10A-3. Based on the recommendation of the Corporate Governance and Nominating Committee, the Board has determined that each of Ms. Donadio and Mr. Phelps qualifies as an “Audit Committee Financial Expert” under the Securities and Exchange Commission’s (“SEC”) rules based upon the attributes, education and experience discussed in their respective biographies above.
(2) On April 1, 2018, Ms. Donadio replaced Mr. Phelps as Chair of the Audit and Finance Committee.
(3) On April 1, 2018, Mr. Phelps replaced Mr. Lader as Chair of the Health, Environmental, Safety and Corporate Responsibility Committee.

MARATHON OIL | 2018 PROXY STATEMENT 12

BOARD LEADERSHIP STRUCTURE
The Board does not have a policy regarding whether the roles of the Chairman and CEO should be separate, but rather makes this determination on the basis of what is best for our Company at a given point in time. Our current Chairman, Mr. Reilley, was appointed as non-executive chairman on January 1, 2014. Prior to 2014, Mr. Reilley served as lead director from 2011 through 2013. As non-executive Chairman, Mr. Reilley presides at all meetings of stockholders and the Board, as well as at all executive sessions of the non-employee directors. We believe the Board leadership structure is appropriate for us at this time.

THE BOARD’S ROLE IN RISK OVERSIGHT
Responsibility for risk oversight rests with the Board and its committees:

•
The Audit and Finance Committee annually reviews our enterprise risk management process and the latest assessment of risks and key mitigation strategies. It regularly reviews risks associated with financial and accounting matters and reporting. It monitors compliance with legal and regulatory requirements and internal control systems, and reviews risks associated with financial strategies and the Company’s capital structure.

•
The Compensation Committee reviews the executive compensation program to ensure it does not encourage excessive risk-taking. It also reviews our executive compensation, incentive compensation and succession plans to ensure we have appropriate practices in place to support the retention and development of the talent necessary to achieve our business goals and objectives.

•
The Health, Environmental, Safety and Corporate Responsibility Committee regularly reviews and oversees operational risks, including those relating to health, environment, safety and security. It reviews risks associated with social, political and environmental trends, issues and concerns, domestic and international, which affect or could affect our business activities, performance and reputation.

•
The Board receives regular updates from the committees about these activities, and reviews additional risks not specifically within the purview of any particular committee and risks of a more strategic nature. Key risks associated with the strategic plan are reviewed annually at the Board’s strategy meeting and periodically throughout the year.

While the Board and its committees oversee risk management, Company management is responsible for managing risk. We have a robust enterprise risk management process for identifying, assessing and managing risk, and monitoring risk mitigation strategies. Our CEO and CFO and a committee of executive officers and senior managers work across the business to manage each enterprise level risk and to identify emerging risks.

RISK ASSESSMENT RELATED TO OUR COMPENSATION STRUCTURE
The Compensation Committee regularly evaluates and considers the role of executive compensation programs in ensuring that our executive officers take only appropriate and prudent risks, and that compensation opportunities do not motivate excessive risk-taking. The practices we employ include:

•	All executive officer compensation decisions are made by the Compensation Committee, which is comprised solely of independent directors.

13 MARATHON OIL | 2018 PROXY STATEMENT

•	The Compensation Committee is advised by an independent compensation consultant that performs no other work for executive management or our Company.

•	Our executives do not have employment agreements.

•	The Compensation Committee manages our compensation programs to be competitive with those of peer companies and monitors our programs against trends in executive compensation on an annual basis.

•	Our compensation programs are intended to balance short-term and long-term incentives.

•
Our annual cash bonus program is based on a balanced set of objective metrics that are not predominantly influenced by commodity prices. In addition, the Compensation Committee considers the achievement of individual performance goals and overall corporate performance.

•	Annual cash bonuses are determined and paid to executive officers only after the Audit and Finance Committee has reviewed audited financial statements for the performance year.

•
The Compensation Committee regularly evaluates share utilization in our 2016 Incentive Compensation Plan by reviewing overhang levels (dilutive impact of equity compensation on our stockholders) and annual run rates (the aggregate shares awarded as a percentage of total outstanding shares).

•
Our clawback policy applies to annual cash bonuses and is generally triggered with respect to an executive officer in the event of a material accounting restatement due to noncompliance with financial reporting requirements or an act of fraud by that executive officer. Our long-term incentive awards for executive officers have similar provisions.

CORPORATE GOVERNANCE PRINCIPLES
Our Corporate Governance Principles address the Board’s general function, including its responsibilities, Board size, director elections and limits on the number of Board memberships. These principles also address Board independence, committee composition, the process for director selection and director qualifications, the Board’s performance review, the Board’s planning and oversight functions, director compensation and director retirement and resignation. The Corporate Governance Principles are available on our website at www.marathonoil.com under Investors—Corporate Governance.

CODE OF BUSINESS CONDUCT
Our Code of Business Conduct, which applies to our directors, officers and employees, is available on our website at www.marathonoil.com under Investors—Corporate Governance.

POLICY FOR REPORTING BUSINESS ETHICS CONCERNS
Our Policy for Reporting Business Ethics Concerns establishes procedures for the receipt and treatment of business ethics concerns received by the Company, including those regarding accounting, internal accounting controls, or auditing matters. The Policy for Reporting Business Ethics Concerns is available on our website at www.marathonoil.com under Investors—Corporate Governance—Policies and Statements.

MARATHON OIL | 2018 PROXY STATEMENT 14

COMMUNICATIONS FROM INTERESTED PARTIES
All interested parties, including security holders, may send communications to the Board through the Secretary of the Company. You may communicate with our outside directors, individually or as a group, by emailing
non-managedirectors@marathonoil.com. You may communicate with the Chairs of each of our Board’s committees by email as follows:

Committee Chair	Email Address
Audit and Finance Committee	auditandfinancechair@marathonoil.com
Compensation Committee	compchair@marathonoil.com
Corporate Governance and Nominating Committee	corpgovchair@marathonoil.com
Health, Environmental, Safety and Corporate Responsibility Committee	hescrchair@marathonoil.com
The corporate Secretary will forward to the directors all communications that, in his judgment, are appropriate for consideration by the directors. Examples of communications that would not be considered appropriate for consideration by the directors include commercial solicitations and matters not relevant to the Company’s affairs.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Messrs. Boyce, Deaton, and Lader and Ms. Donadio served on the Compensation Committee for all of 2017. There are no matters relating to interlocks or insider participation that we are required to report.

15 MARATHON OIL | 2018 PROXY STATEMENT

DIRECTOR COMPENSATION
The Board determines annual retainers and other compensation for non-employee directors. Mr. Tillman, the only director who is also an employee, receives no additional compensation for his service on the Board. Non-employee director compensation is intended to attract qualified directors, ensure that they are fairly compensated for their contributions to our performance, and align the interests of directors and stockholders.

CASH COMPENSATION
Following are the annual cash retainers and fees we paid our non-employee directors for 2017:

Type of Fee	Amount ($)
Annual Board Retainer	150,000
Additional Retainer for Chairman of the Board	125,000
Additional Fee for Audit and Finance Committee Chair	25,000
Additional Fee for Compensation Committee Chair	25,000
Additional Fee for Corporate Governance and Nominating Committee Chair	12,500
Additional Fee for Health, Environmental, Safety and Corporate Responsibility Chair	12,500
Directors do not receive meeting fees for attendance at Board or committee meetings.
Non-employee directors may defer up to 100% of their annual retainer into an unfunded account under the Marathon Oil Corporation Deferred Compensation Plan for Non-Employee Directors. These deferred amounts may be invested in certain investment options, which generally mirror the investment options offered to employees under our Thrift Plan.

EQUITY-BASED COMPENSATION AND STOCK OWNERSHIP REQUIREMENTS
For 2017, non-employee directors received an annual common stock unit award valued at $175,000. These awards were credited to an unfunded account on the first business day of the calendar year, based on the closing stock price on the grant date. Directors may elect to defer settlement of their common stock units until after they cease serving on the Board. Directors who make such a deferral election receive dividend equivalents in the form of additional common stock units, which will be settled in common stock.
Directors who elect not to defer their common stock units receive dividend equivalents in cash, payment of which is deferred until the vesting date of the related common stock units. These awards vest and are payable shortly after the earlier of (a) the third anniversary of the grant date, or (b) the director’s departure from the Board.
Under our stock ownership guidelines, each non-employee director is expected to hold three times (four times in the case of the Chairman) the value of his or her annual cash retainer in Marathon Oil stock. Directors have five years from their initial election to the Board to meet this requirement. Directors who do not hold the required level of stock ownership due to fluctuations in the price of our common stock are expected to hold the awards they receive until they have met their requirement. As of January 31, 2018, all non-employee directors meet or exceed this ownership requirement.

MARATHON OIL | 2018 PROXY STATEMENT 16

MATCHING GIFTS PROGRAMS
Under our matching gifts programs, we will annually match up to $10,000 in contributions made by non-employee directors to certain tax-exempt educational institutions. This annual limit is based on the date of the director’s gift to the institution. We will also make a donation to a charity of the director’s choice equal to the amount of his or her contribution to the Marathon Oil Company Employees Political Action Committee (“MEPAC”) for contributions above $200. MEPAC contributions are subject to a $5,000 annual limit. For 2017, we also matched certain hurricane disaster relief donations made by our directors.

2017 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)		Stock Awards(1) ($)		All Other Compensation(2) ($)	Total ($)
Gaurdie E. Banister, Jr.	150,000	(3)	175,000	(3)	10,000	335,000
Gregory H. Boyce	175,000		175,000		10,000	360,000
Chadwick C. Deaton	162,500		175,000	(3)	10,000	347,500
Marcela E. Donadio	150,000		175,000	(3)	11,250	336,250
Philip Lader	162,500	(4)	175,000	(3)	10,000	347,500
Michael E. J. Phelps	175,000		175,000		0	350,000
Dennis H. Reilley	275,000		175,000		0	450,000
(1)    Represents the amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2017, in accordance with generally accepted accounting principles in the United States regarding stock compensation, for the annual common stock unit award. These amounts are also equal to the grant date fair value of the awards. The aggregate number of stock unit awards outstanding as of December 31, 2017 for each director is as follows: Mr. Banister, 26,754; Mr. Boyce, 58,240; Mr. Deaton, 30,262; Ms. Donadio, 30,262; Mr. Lader, 104,043; Mr. Phelps, 54,163; and Mr. Reilley, 107,680.
(2)    Represents contributions made under our matching gifts programs. In addition, spouses were allowed to accompany directors on company aircraft for business travel. These additional passengers did not result in an aggregate incremental cost to the Company.
(3)    Deferred under the Marathon Oil Corporation Deferred Compensation Plan for Non-Employee Directors.
(4) Mr. Lader deferred payment of his annual retainer under the Marathon Oil Corporation Deferred Compensation Plan for Non-Employee Directors, but received his additional retainer for serving as the Chair of the Health, Environmental, Safety and Corporate Responsibility Committee in cash.

17 MARATHON OIL | 2018 PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table shows the beneficial owners of five percent or more of the Company’s common stock, based on information available as of February 14, 2018:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Outstanding Shares
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	88,179,329	(1)	10.37%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	79,834,663	(2)	9.4%
State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	45,118,036	(3)	5.31%
Macquarie Group Limited and Macquarie Bank Limited 50 Martin Place Sydney, New South Wales, Australia Macquarie Investment Management Holdings Inc. and Macquarie Investment Management Business Trust 2005 Market Street Philadelphia, PA 19103	44,431,105	(4)	5.23%
(1)    Based on its Schedule 13G/A filed with the SEC on February 9, 2018, the Vanguard Group, as an investment advisor, beneficially owns 88,179,329 shares, has sole voting power over 1,206,606 shares, shared voting power over 163,668 shares, sole dispositive power over 86,868,698 shares, and shared dispositive power over 1,310,631 shares. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of Vanguard, is the beneficial owner of 924,991 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly owned subsidiary of Vanguard, is the beneficial owner of 659,813 shares as a result of its serving as investment manager of Australian investment offerings.
(2)    Based on its Schedule 13G/A filed with the SEC on January 25, 2018, BlackRock, Inc., through itself and as the parent holding company or control person over certain subsidiaries, beneficially owns 79,834,663 shares, has sole voting power over 71,537,121 shares, shared voting power over 0 shares, sole dispositive power over 79,834,663 shares, and shared dispositive power over 0 shares.
(3)    Based on its Schedule 13G filed with the SEC on February 14, 2018, State Street Corporation, together with certain of its direct or indirect subsidiaries, beneficially owns 45,118,036 shares, has sole voting power over no shares, shared voting power over 45,118,036 shares, sole dispositive power over no shares and shared dispositive power over 45,118,036 shares.
(4)    Based on its Schedule 13G filed with the SEC on February 14, 2018, Macquarie Group Limited, Macquarie Bank Limited and Macquarie Investment Management Holdings Inc., through their subsidiary Macquarie Investment Management Business Trust (all aforementioned entities collectively referred to herein as “Macquarie”), beneficially own 44,431,105 shares. Macquarie Group Limited and Macquarie Bank Limited have no sole or shared voting power and no sole or shared investment over any shares. Each of Macquarie Investment Management Holdings Inc. and Macquarie Investment Management Business Trust has sole voting power over 43,037,003 shares, shared voting power over no shares, sole dispositive power over 43,037,003 shares, and shared dispositive power over no shares.

MARATHON OIL | 2018 PROXY STATEMENT 18

SECURITY OWNERSHIP OF MANAGEMENT
The following table shows the number of shares of Marathon Oil common stock beneficially owned as of
March 8, 2018, by each director, by each executive officer named in the Summary Compensation Table and by all directors and executive officers as a group.

Name	Shares(1)		Restricted Stock(2)	Stock Options Exercisable Prior to April 30, 2018(3)	Total Shares(4)	% of Total Outstanding
Gaurdie E. Banister, Jr.	44,423	(5)	0	0	44,423	*
Gregory H. Boyce	94,847	(5)	0	0	94,847	*
Chadwick C. Deaton	45,713	(5)	0	0	45,713	*
Marcela E. Donadio	40,331	(5)	0	0	40,331	*
Philip Lader	136,506	(5)	0	0	136,506	*
Michael E. J. Phelps	80,771	(5)	0	0	80,771	*
Dennis H. Reilley	138,487	(5)	0	0	138,487	*
Lee M. Tillman	206,835		501,426	1,305,490	2,013,751	*
Reginald D. Hedgebeth	0		71,472	35,149	106,621	*
Catherine L. Krajicek	18,525		57,469	147,902	223,896	*
T. Mitchell Little	64,876		233,646	336,522	635,044	*
Patrick J. Wagner	26,753		111,448	155,931	294,132	*
Dane E. Whitehead	33,252		176,775	49,657	259,684	*
Sylvia J. Kerrigan	53,487		0	452,177	505,664	*
All Directors and Executive Officers as a group (14 persons) (1)(2)(3)(5)(6)					4,247,276	*

*	Does not exceed 1% of the common shares outstanding.
(1)    Includes all shares held, if any, under the Marathon Oil Thrift Plan, a Dividend Reinvestment and Direct Stock Purchase Plan, the Non-Employee Director Stock Plan and in brokerage accounts.
(2)    Reflects shares of restricted stock granted under the 2012 Incentive Compensation Plan and 2016 Incentive Compensation Plan, which are subject to limits on sale and transfer and can be forfeited under certain conditions.
(3)    Includes options exercisable within sixty days of March 8, 2018.
(4)    None of the shares are pledged as security.
(5)    Includes deferrals of annual retainers into common stock units under the Deferred Compensation Plan for Non-Employee Directors and the 2003 Incentive Compensation Plan prior to January 1, 2006, and annual director stock awards in common stock units under the 2007 Incentive Compensation Plan, the 2012 Incentive Compensation Plan, and the 2016 Incentive Compensation Plan, including their respective dividend equivalent rights allocated in common stock units, if any, as follows:

Name	Annual Retainer Deferred Into Common Stock Units	Annual Common Stock Unit Awards
Gaurdie E. Banister, Jr.	0	36,823
Gregory H. Boyce	0	61,893
Chadwick C. Deaton	0	33,915
Marcela E. Donadio	0	33,915
Philip Lader	19,519	88,178
Michael E. J. Phelps	0	57,817
Dennis H. Reilley	23,301	88,031
(6) Excludes shares held by Ms. Kerrigan as she is not currently an executive officer.

19 MARATHON OIL | 2018 PROXY STATEMENT

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed with management the Company’s Compensation Discussion and Analysis for 2017. Based on that review, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
COMPENSATION COMMITTEE
Gregory H. Boyce, Chair
Chadwick C. Deaton
Marcela E. Donadio
Philip Lader

MARATHON OIL | 2018 PROXY STATEMENT 20

COMPENSATION DISCUSSION AND ANALYSIS
The following Compensation Discussion and Analysis describes in detail the compensation paid to the named executive officers (“NEOs”) listed in the Summary Compensation Table. It is designed to provide stockholders with an understanding of our compensation principles and practices and insight into our decision-making process as it relates to the compensation of our NEOs.
For 2017, our NEOs were:

Name	Title
Lee M. Tillman	President and Chief Executive Officer
Dane E. Whitehead	Executive Vice President and Chief Financial Officer
Patrick J. Wagner	Executive Vice President, Corporate Development and Strategy and Former Interim Chief Financial Officer
T. Mitchell Little	Executive Vice President, Operations
Reginald D. Hedgebeth	Senior Vice President, General Counsel and Secretary
Catherine L. Krajicek	Vice President, Conventional
Sylvia J. Kerrigan	Former Executive Vice President, General Counsel and Secretary

EXECUTIVE SUMMARY
2017 OPERATIONAL & FINANCIAL HIGHLIGHTS
2017 was an exceptional year for Marathon Oil. We further transformed our portfolio to align to our strategy, delivered outstanding execution in all four of our U.S. resource plays, achieved record low unit production costs in the U.S., and strengthened our balance sheet, all while providing profitable growth within cash flows. Our relative performance throughout the year, coupled with our second-half absolute performance, was a direct outcome of the operational and financial successes highlighted below.

•
Financial Stewardship. We continued to strengthen our balance sheet in 2017 through debt restructuring and refinancing transactions, which resulted in gross debt reduction of approximately $1.75 billion and lowering annualized interest expense by $115 million. We achieved cash flow neutrality (excluding a one-time $180 million U.K. tax payment currently under appeal), including dividends and working capital, with $51 average WTI. We ended 2017 with approximately $4.0 billion of liquidity consisting of $560 million in cash and cash equivalents and $3.4 billion available under our revolving credit facility.

•
Operational Excellence. Driven by outstanding execution across our portfolio, total production (excluding Libya) averaged 358,000 net boed in 2017, up 9% year over year on a divestiture-adjusted basis and at the high end of our production guidance, with a capital program of $2.1 billion. Our U.S.resource plays exited 2017 with oil production 31% higher than fourth quarter 2016, and we delivered some of the most productive unconventional wells in our Company’s history in our high-return Eagle Ford and Bakken assets. Due to improved efficiencies and higher sales volumes, we reduced unit production costs by 7% in our U.S. E&P segment. We also realized organic reserve replacement of 121%, excluding acquisitions and disposition.

•
Portfolio Management. We made significant progress in simplifying and concentrating our portfolio to the four lowest cost, highest margin U.S. resource plays during 2017. Our entry into the prolific Northern Delaware basin in New Mexico and the divestiture of our non-operated Oil Sands Mining business were transformational steps in Marathon Oil’s evolution as an independent exploration and production company. The portfolio changes enhanced our profitability by disposing of higher unit cost operations and

21 MARATHON OIL | 2018 PROXY STATEMENT

allowing for a more efficient allocation of our capital program to the higher return opportunities in the U.S. resource plays. Into 2018, we’ll continue to allocate over 90% of our capital to these high-return investments. As a result of this concentrated capital allocation, the U.S. resource plays will increase to about 70% of the 2018 total company production mix, driving a natural expansion in margins.
We executed consistently against our playbook throughout 2017. Our execution proof points include the strength of our balance sheet, a low cost structure, a relentless focus on operational excellence, maintaining flexibility and agility in our capital allocation and an ongoing commitment to portfolio simplification and concentration. Throughout 2017 and into 2018, our returns-focused capital allocation and performance metrics drove, and will continue to drive, our focus on profitable growth within cash flows.
EXECUTIVE COMPENSATION HIGHLIGHTS
In 2017, the Committee demonstrated its continued commitment to corporate governance and sound compensation practices, further aligning the interests of executive officers with the long-term interests of our stockholders.
Enhanced Financial Metrics: Cash Returns & Cash Flow Per Share
At the end of 2017 and into 2018, the Committee reviewed the metrics and outcomes of the Company scorecard, and based on that review coupled with stockholder feedback and our ongoing commitment to financial discipline, made the decision to include both a returns and per share metric in our compensation structure in 2018. While our current metrics already feature a strong emphasis on financial performance, including unit cash cost, finding and development cost and unit margin, we believe the integration of Cash Return on Invested Capital (CROIC) and Cash Flow per Debt Adjust Share (CFPDAS) in our short-term incentive plan will better align our compensation programs with our capital allocation philosophy and long term value creation orientation.

Additionally, we believe that these two specific metrics provide visibility on year over year corporate performance improvements and highlight the strong positive rate of change as we continue to shift our production mix to a greater weighting of the U.S. resource plays and better align our volumes to our investment concentration. Further, both metrics are transparent, readily determined from publicly available data and can be cascaded down to all levels of our organization. We fully recognize there is no single performance metric that determines the health of an E&P business and we will continue to consider multiple financial and operating metrics that strike the appropriate balance. With these additions, about 75% of our 2018 short-term incentive plan will be linked to financial metrics while only about 17% will be weighted to absolute production volumes.

CROIC is calculated by taking cash flow (operating cash flow before working capital plus net interest after tax) and dividing by invested capital (average stockholders equity plus average net debt). CFPDAS is calculated by taking cash flow (operating cash flow before working capital plus net interest after tax) and dividing by total shares including debt shares. Debt shares are the average net debt during a calendar year divided by the average annual stock price.
Double-Trigger Equity Vesting
Additionally in 2017, the Committee made the decision to modify officer change in control provisions to better align with competitive practices and recent market trends. Beginning with awards granted in 2018, accelerated

MARATHON OIL | 2018 PROXY STATEMENT 22

vesting of restricted stock and stock options will only occur upon termination without cause or for good reason following a change in control (i.e. double-trigger vesting).
Benchmark Peer Group Refinements
The Committee also approved changes to the compensation peer group in 2017. To ensure that our peer group is most relevant in terms of general size and business scope, ConocoPhillips and Occidental Petroleum were removed and Continental Resources was added for purposes of relative TSR and executive compensation benchmarking.
Leadership Transitions
Our CEO and the Committee also led the Company through a successful change and transition of key executive leadership positions, by attracting and acquiring top talent. Dane E. Whitehead joined the Company as Executive Vice President and Chief Financial Officer in March 2017, and Reginald D. Hedgebeth joined the Company as Senior Vice President, General Counsel and Secretary in April 2017.

COMPENSATION PHILOSOPHY
Our success is based on financial performance and operational results, and we believe that our executive compensation program is an important driver of that success. The primary objectives of our program are to:

•
Pay for performance. Our program is designed to reward executives for their performance and motivate them to continue to perform at a high level. Cash bonuses based on annual performance, combined with equity awards that vest over several years, balance short-term and long-term business objectives.

•
Encourage creation of long-term stockholder value. Equity awards and robust stock ownership requirements align our executives’ interests with those of our stockholders. A substantial portion of our NEOs’ long-term incentive awards is comprised of stock options and performance units tied to our absolute and relative stockholder returns.

•
Pay competitively. We provide market-competitive pay levels to attract and retain the best talent, and regularly benchmark each component of our pay program, including our benefit programs, to ensure we remain competitive.

COMPENSATION GOVERNANCE & BEST PRACTICES
The Committee periodically evaluates market best practices in executive compensation and modifies our compensation program as necessary to ensure it continues to provide balanced incentives, while managing compensation risks appropriately in the context of our business objectives. Our program incorporates the following best practices:
WHAT WE DO
☑ Emphasize at-risk compensation designed to link pay to performance
☑ Engage an independent compensation consultant to advise the Committee
☑ Maintain stock ownership requirements for executive officers and directors
☑ Maintain “double-trigger” change in control cash payments and accelerated equity vesting
☑ Dedicate significant time to robust executive succession planning and leadership development each year
☑ Incorporate compensation clawback provisions in annual and long-term incentives
☑ Offer minimal use of perquisites and no related tax gross-ups

23 MARATHON OIL | 2018 PROXY STATEMENT

WHAT WE DON’T DO
☒ Offer employment agreements to our executive officers, who are all at will employees
☒ Provide gross-up payments to cover excise taxes for executive officers
☒ Allow margin, derivative or speculative transactions, such as hedges, pledges and margin accounts, by executive officers
☒ Reward executives for excessive, inappropriate or unnecessary risk-taking

PAY FOR PERFORMANCE
Our executive compensation program delivers payments aligned with performance achieved and is designed so that company performance significantly impacts the realizable pay of our NEOs. As demonstrated in the following graphs, the Company’s TSR performance has impacted Mr. Tillman’s pay, resulting in realizable pay over the past three years that is in line with the performance of the Company.
The value shown (in thousands) as of December 31, 2017 represents the annual base salary, the actual bonus paid for each year’s performance, the year-end value of restricted stock, an updated Black-Scholes valuation of stock options, and an estimated prevailing value of performance awards. The ultimate value of these stock-based awards will depend on our future stock price performance and our total shareholder return relative to industry peers through the end of each respective performance period. In combination, the realizable compensation from these awarded opportunities reflects both the Company’s near-term financial and operating successes and the Company’s long-term stock performance.
The 2017 total realizable compensation also considers the at-target maximum payout that applies for negative absolute returns, even though Marathon Oil ranked above the median of peers in 2017 TSR. The performance unit payout percentage is capped at 100% regardless of ranking if the TSR at the end of the performance period is negative.
Values for these illustrations were determined with the following inputs:

•	Our closing stock price of $16.93 as of December 31, 2017;

•	An updated Black-Scholes valuation of outstanding stock options as of December 31, 2017; and

•
Our rank in our TSR peer group as of December 31, 2017 and the corresponding payout percentage as measured under our performance unit programs: 0% for 2015, 117% for 2016, and 100% for 2017 (actual payout percentage is 127% but is capped at 100% payout for negative TSR).

MARATHON OIL | 2018 PROXY STATEMENT 24

HOW WE DETERMINE EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE
The Committee is responsible for establishing and overseeing executive compensation programs and policies that are consistent with our overall compensation philosophy. In making such decisions, the Committee considers a variety of factors, including stockholder feedback, information provided by its independent compensation consultant, our CEO’s input, peer group data, each executive’s experience in the role, Company and individual performance, internal pay equity and any other information the Committee deems relevant in its discretion.
STOCKHOLDER ENGAGEMENT
The Committee also considers the outcomes of the Company’s advisory stockholder vote on our executive compensation program and any associated stockholder outreach initiatives when making compensation decisions. At our 2017 Annual Meeting, our stockholders expressed support for the Company’s proposals and all of our agenda items were approved. Within those approvals, over 96% of shares voted were in favor of our 2017 “say-on-pay” agenda item.
Overall, investor feedback has been positive regarding our executive compensation program and its link between our pay and performance both philosophically and historically. We also continue to proactively engage a broad base of investors to ensure transparency and to solicit valuable feedback, which we then share with the Committee and the Board. We cover a wide range of topics including corporate strategy, environment, safety, and executive compensation. Specifically, we have listened closely to investor feedback regarding the metrics that matter within our executive compensation structure. As a result, we have incorporated a returns based metric and a per share metric into our 2018 compensation program. We remain committed to regularly engaging stockholders to ensure alignment of our compensation programs and stockholder interests.
COMPENSATION CONSULTANT
For 2017, the Committee directly engaged Meridian Compensation Partners LLC as its independent compensation consultant to advise the Committee on executive compensation matters. Meridian provides the Committee with information on industry trends, market practices and legislative issues. Meridian provides no other services to the Company or our executive officers, and the Committee has the right to terminate the services of Meridian and appoint a new compensation consultant at any time.
Meridian interacts with several of our officers and employees as necessary. In addition, Meridian may seek input and feedback from members of our management regarding its work product prior to presentation to the Committee to confirm that information is accurate or address other issues. We believe that Meridian provides an independent perspective to the Committee.
THE CEO’S ROLE
The Committee seeks significant input from the CEO on compensation decisions and performance appraisals for all executive officers other than himself. However, all final compensation decisions for our executive officers are made by the Committee. The CEO does not provide recommendations or participate in Committee discussions concerning his own compensation.

25 MARATHON OIL | 2018 PROXY STATEMENT

PEER GROUP
Peer group benchmarking is one of several factors the Committee considers in setting pay. Our peer group, which is reviewed annually by the Committee, is comprised of the industry companies the Committee believes provide the best external benchmarks for executive compensation and general company performance.
At the start of 2017, the Committee approved changes to our peer group to ensure that it remained relevant in terms of strategy and financial and operational scope. ConocoPhillips and Occidental Petroleum were removed, and Continental Resources was added to our peer group for purposes of relative TSR and executive compensation benchmarking.
The Committee considered pertinent financial measures for each company, including market capitalization, assets and revenue, as shown (in millions) in the table below.

	Market Capitalization	Assets	Revenue
Peer Group 50th Percentile	$19,722	$22,469	$4,848
Marathon Oil	$14,665	$32,310	$3,995
Our peer group also reflects the companies against which we compete for executive talent as an independent exploration and production company.

2017 Peer Group Companies
Anadarko Petroleum Corporation	EOG Resources, Inc.
Apache Corporation	Hess Corporation
Chesapeake Energy Corporation	Murphy Oil Corporation
Continental Resources	Noble Energy, Inc.
Devon Energy Corporation	Pioneer Natural Resources Company
Encana Corp.
COMPENSATION BENCHMARKING PROCESS
The Committee conducts an annual comparison of the compensation of our NEOs to the compensation of executives with similar job responsibilities among companies in our peer group, based upon information gathered and provided by Meridian through surveys and public company disclosure. The Committee references this competitive market analysis in making compensation decisions for the coming year. The Committee generally targets executive total direct compensation opportunities at the 50th percentile of the peer group for average performance and adjusts total direct compensation opportunities higher or lower based on the Committee’s assessment of each executive position. We define total direct compensation as the sum of base salary, target annual cash bonus and the target grant-date value of long-term incentive awards.
In October 2017, Meridian provided the Committee a market analysis that included information regarding peer group executives’ base salaries, target annual bonus levels and the mix and level of long-term incentives. According to this analysis, NEO compensation levels varied by individual, but were well positioned relative to 50th percentile benchmarks of comparable roles. Additionally, as part of this exercise, the Committee reviewed supporting benchmark analyses for the entire oil and gas industry and general industry benchmarks.

MARATHON OIL | 2018 PROXY STATEMENT 26

ELEMENTS OF OUR EXECUTIVE COMPENSATION
Our executive compensation program includes base salary, annual cash bonuses, long-term incentive awards and other benefits and perquisites. By design, a significant portion of our executive officers’ overall compensation, including annual cash bonuses and long-term incentive awards, is “performance-based,” and the opportunity to earn value is largely dependent on both Company and individual performance. The Committee determines a total compensation opportunity for each executive officer based on a review of competitive market data, a review of our compensation philosophy and the Committee’s subjective judgment. The Committee does not set fixed percentages for each element of compensation, so the mix may change over time as the competitive market moves, governance standards evolve or our business needs change.
The following pie charts show the 2017 pay mix of total target direct compensation components for our CEO and other NEOs, respectively. Almost 90% of our CEO’s total target direct compensation is influenced by company performance. The allocation of our compensation components, with a significant emphasis on long-term incentive awards, aligns with the practices of our peer group.

2017 TOTAL DIRECT COMPENSATION OVERVIEW
The Committee determined 2017 base salaries, target annual cash bonus opportunities and long-term incentive awards in February 2017. The Committee determined the payment of 2017 annual cash bonuses in February 2018, after 2017 business results were known and audited.
The following table summarizes the elements of total direct compensation the Committee awarded to our NEOs for 2017 as part of our regular compensation program. The amounts shown differ from the amounts shown in the Summary Compensation Table because this table provides the target value for long-term incentive (LTI) compensation. Target value reflects established compensation valuation methodologies that are similar to, but may differ from, the methodologies used for accounting purposes as reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table. Additionally, this table excludes changes in pension value.

27 MARATHON OIL | 2018 PROXY STATEMENT

Name	2017 Year End Base Salary(1)	2017 Bonus Payment (paid in 2018)	Sign-on/Other Bonus Payment(2)	2017 LTI Award Target Value	Sign-on LTI Award Target Value	2017 Total Direct Compensation
Mr. Tillman	$1,100,000	$1,501,500	—	$7,650,000	—	$10,251,500
Mr. Whitehead	$575,000	$513,190	$1,270,000	$2,200,000	$2,900,000	$7,458,190
Mr. Wagner	$500,000	$488,750	$300,000	$1,000,000	—	$2,288,750
Mr. Little	$600,000	$586,500	—	$2,500,000	—	$3,686,500
Mr. Hedgebeth	$575,000	$452,820	$300,000	N/A	$1,200,000	$2,527,820
Ms. Krajicek	$400,000	$315,000	—	$1,000,000	—	$1,715,000
Ms. Kerrigan	retired	$513,190	—	$2,000,000	—	$2,513,190
(1) No salary is shown for Ms. Kerrigan because her last day of employment was June 30, 2017.
(2) Messrs. Whitehead and Hedgebeth received sign-on cash payments at the commencement of their employments. Mr. Wagner received an off-cycle bonus payment at the completion of his service as Interim Chief Financial Officer.

BASE SALARY
The primary purpose of base salary is to recognize and reward overall responsibilities, experience and established skills. In setting base salary, the Committee compares each NEO’s current salary to the market 50th percentile, and considers each individual’s experience and expertise, the value and responsibility associated with the role and internal pay equity. The Committee does not use a formula to calculate base salary increases for NEOs.
In February 2017, the Committee reviewed base salaries and the considerations noted above. The Committee determined to make no base salary increases for the NEOs at that time, except for Mr. Tillman who was positioned well below the median of the peer benchmark at the time of analysis and received a base pay increase in recognition of the company’s ongoing transformation in the prevailing commodity price environment.
In November 2017, the Committee approved a base salary increase for Mr. Wagner in recognition of his significant leadership role and impact on the portfolio transformation of the company, as well as the increase in the scope of his position within the past year, which now includes business development, planning, marketing and resource play exploration. At that time, he also was promoted from Senior Vice President to Executive Vice President.

Name	Base Salary as of January 1, 2017(1)	Base Salary as of December 31, 2017
Mr. Tillman	$1,050,000	$1,100,000
Mr. Whitehead	$575,000	$575,000
Mr. Wagner	$415,000	$500,000
Mr. Little	$600,000	$600,000
Mr. Hedgebeth	$575,000	$575,000
Ms. Krajicek	$400,000	$400,000
Ms. Kerrigan	$575,000	retired
(1) The salaries listed for Messrs. Whitehead and Hedgebeth in the Base Salary as of January 1, 2017 column represent their salaries on their first day of employment, March 6, 2017 and April 24, 2017, respectively. The base salary listed for Ms. Kerrigan was in effect on her last day of employment.

MARATHON OIL | 2018 PROXY STATEMENT 28

ANNUAL CASH BONUS
The annual cash bonus rewards executives for achieving short-term financial, operational and strategic goals that drive stockholder value, as well as for individual performance during the year.
When determining target bonus opportunities for our executives, the Committee considers the range of market practices, as well as each executive’s experience, relative scope of responsibility, internal pay equity considerations and any other information the Committee deems relevant in its discretion. Our targeted performance goals, established by the Committee during the first quarter of the year, are defined to focus and challenge our NEOs to perform at a high level. Payout results may be above or below target based on actual Company and individual performance.
The Committee determined the 2017 annual cash bonus payout for each NEO based on its assessment of the following:

•	Quantitative company performance goals, weighted at 70%;

•	Strategic company performance goals, weighted at 30%; and

•	Individual performance, including achievement of pre-established goals, leadership and ethics, and overall value that the officer created for the Company.
The illustration below summarizes the framework the Committee uses to determine individual officer bonus payouts:

[	Base Salary	x	Bonus Target (as % of Base Salary)	=	Target Bonus Opportunity	]	x	Company Performance Score 70% Quantitative Performance 30% Organizational / Strategic Performance	+/-	Individual Performance Adjustment	=	Annual Bonus Payout
The quantitative and strategic performance scores can range between 0% and 200% (target is 100%). The final payout for each NEO may be adjusted based on the Committee’s discretionary assessment of the NEO’s individual performance.
2017 QUANTITATIVE PERFORMANCE METRICS
During the first quarter of 2017, the Committee established quantitative performance goals for the bonus program, representing 70% of the total bonus award opportunity, by taking into consideration key safety, financial and operational performance measures that are important indicators of success in our industry. The Company’s business strategy in 2017 focused on execution and portfolio transformation, while maintaining our disciplined approach to cost control.
To align with this strategy, the Company reviewed and modified the list and weighting of quantitative bonus metrics at the start of 2017 to emphasize operational excellence and financial stewardship. The Committee determined the target level of performance for each metric by evaluating factors such as performance achieved in the immediately preceding year, anticipated challenges for 2017, top tier peer performance, and Company strategy. The Company set steep, competitive target and stretch goals to challenge our employees and drive shareholder value throughout the year. In the case of unit cash costs and EBITDAX/BOE, stretch goals were set by the results of our top quartile peers.
In early 2018, the Committee evaluated the Company’s 2017 quantitative performance against goals established in early 2017. The Company delivered results that met or exceeded those targets in the categories of production and cash costs, with reserve replacement and EBITDAX/BOE just under target. After record safety performance in

29 MARATHON OIL | 2018 PROXY STATEMENT

2016 that set our target for 2017, we believe that not reaching our safety metric this year is particularly disappointing. We will continue to refine our safety practices, empower our employees and educate all personnel to ensure that we reinforce and strengthen the robust safety culture that we have built. The Company is committed to a providing a safe workplace and continuing to focus on improved safety performance.
The following table shows the targets and weightings established by the Committee and the performance achieved during 2017.

Critical Capability	Weight (%)	Performance Measure	Target	Performance Achieved	Weighted Payout
Operational Excellence	10	TRIR(1)	0.35	0.71	0%
	25	Production, MBOEPD(2)	352	352	25%
Financial Stewardship	25	Cash Costs, $/BOE(3)	8.18	7.74	33%
	10	F & D Cost, $/BOE Reserve(4)	11.1	19.95	0%
	5	Reserve Replacement, %(5)	150%	148	5%
	25	EBITDAX, $/BOE(6)	19.30	19.01	24%
				Payout of 70% Quantitative Bonus Opportunity	87%
				Weighted Payout of 70% Quantitative Bonus Opportunity	61%
(1) Calculated using the Occupational Safety and Health Administration (“OSHA”) Recordable Incidents Rate by dividing (a) the total number of OSHA recordable incidents multiplied by 200,000 by (b) the total number of hours worked. This metric includes both Company employees and contractors, and applied to Company operated properties only.
(2) Available for sale excluding Libya, adjusted for pricing effects of production sharing contracts, catastrophic events, changes in business climate, acquisitions, and divestitures.
(3) Cash cost includes lease operating expense, above field expense, and general and administrative, adjusted for foreign exchange rates, legal settlements, and acquisitions and divestitures. Production denominator is recorded sales adjusted for pricing effects of production sharing contracts, catastrophic events, changes in business climate, acquisitions, and divestitures. This metric excludes Libya and Oil Sands Mining.
(4) F&D cost includes capital expenditures (adjusted for foreign exchange rate), capitalized interest, and estimated capitalized asset retirement obligations. Reserves exclude dispositions and impairments as a result of price impact. This metric excludes Libya and Oil Sands Mining.
(5) Reserve replacement includes proved reserve additions, revisions, acquisitions, but is exclusive of dispositions. Production denominator is production available for sale, adjusted for pricing effects of production sharing contracts, catastrophic events, changes in business climate, acquisitions, and divestitures. This metric excludes Libya and Oil Sands Mining.
(6) Earnings before interest, taxes, depreciation, amortization, and exploration adjusted for special items. Production denominator is recorded sales adjusted for pricing effects of production sharing contracts, catastrophic events, changes in business climate, acquisitions, and divestitures. This metric excludes Libya and Oil Sands Mining.
2017 STRATEGIC PERFORMANCE METRICS
After assessing the Company’s quantitative performance metrics, the Committee evaluated the strategic performance achievements, representing 30% of the total bonus award opportunity. For 2017, the Committee clearly defined the Company’s strategic objectives across five areas to measure strategic performance: (1) balance sheet protection, (2) portfolio management, (3) improvement of one-year relative TSR, (4) total resource

MARATHON OIL | 2018 PROXY STATEMENT 30

additions, and (5) safe, clean, responsible days (defined as no serious events, no recordable injuries, and no spills to the environment experienced companywide).
The Committee reviews and evaluates these objectives to determine their degree of achievement, but there are generally no threshold or weighting guidelines. With the noted exception of safe, clean, responsible days, we achieved positive results on all the other metrics, and in most cases, well exceeded original expectations. Specifically, we moved from 10th position to 5th position in relative TSR among our peer group, materially refined our portfolio with our entry into the Northern Delaware basin and the divestiture of our non-operated Oil Sands Mining business, added total resource of about 1.5 BBOE, and reduced our debt by approximately $1.75 billion and lowered annualized interest expense. The successful achievement of these goals produced an exceptional year that reached key milestones in our strategic portfolio transformation and delivered on our strongly expressed execution focus.
Upon review of these strategic outcomes, the Committee concluded that the Company had achieved overall performance at above target expectations, resulting in a 44% weighted payout score for the strategic bonus opportunity.
2017 INDIVIDUAL PERFORMANCE
The Committee maintains discretion to adjust individual cash bonuses to recognize critical performance factors and accomplishments that may not have been fully considered in the performance score calculation. In evaluating our NEOs’ contributions during 2017, the Committee considered each NEO’s specific contribution to our Company’s key achievements, including those discussed under “Compensation Discussion and Analysis—Executive Summary.” Following this consideration, the Committee made the decision to provide upward discretion with respect to the annual bonuses of Messrs. Wagner and Little. In recognition of Mr. Wagner’s key role in our portfolio transformation and Mr. Little’s leadership in execution delivery across all four U.S. basins, the Committee determined that Messrs. Wagner and Little’s payout would be differentiated.
ANNUAL CASH BONUS PAYOUTS EARNED FOR 2017
Taking into consideration the Company’s quantitative and strategic performance and individual performance, the Committee determined overall performance under the 2017 bonus program at 105% of target. This payout percentage includes 61% payout from the quantitative metrics and 44% payout from the strategic objectives.
Below are the actual bonus payments earned for 2017 performance.

	Base Salary as of December 31, 2017	Bonus Target	Target Bonus Opportunity	Percent of Target Achieved	Actual Bonus Payout
Mr. Tillman	$1,100,000	130%	$1,430,000	105%	$1,501,500
Mr. Whitehead	$575,000	85%	$488,750	105%	$513,190
Mr. Wagner	$500,000	85%	$425,000	115%	$488,750
Mr. Little	$600,000	85%	$510,000	115%	$586,500
Mr. Hedgebeth	$575,000	75%	$431,250	105%	$452,820
Ms. Krajicek	$400,000	75%	$300,000	105%	$315,000
Ms. Kerrigan	$575,000	85%	$488,750	105%	$513,190
Note: Base salary listed for Ms. Kerrigan is her salary on the last day of her employment, June 30, 2017.

31 MARATHON OIL | 2018 PROXY STATEMENT

LONG-TERM INCENTIVES
Long-term incentive, or LTI, awards align the interests of NEOs and stockholders over the long term. These awards assist NEOs in establishing and maintaining significant equity ownership and place a meaningful portion of compensation at risk based on our common stock price performance. LTIs also encourage retention through continued service requirements and are intended to represent the largest portion of the NEOs’ total direct compensation.
The Committee awards LTIs based on a target award value that reflects competitive market data, each NEO’s performance and each NEO’s target total compensation. The 2017 target award value for NEOs was allocated 50% to performance units, 20% to stock options and 30% to restricted stock.
Each year, the Committee grants LTI awards at its regularly scheduled February meeting, the date of which is generally set at least one year in advance. The grant date for such awards is generally the meeting date; however, for awards approved after market close, the grant date is the next trading day. The actual LTI value realized by each NEO depends on the price of the underlying shares of common stock at the time of vesting or exercise, and in the case of performance units, our TSR relative to that of the companies in our peer group.
2017 LONG-TERM INCENTIVE AWARDS
After considering competitive market data, the demand for talent, cost considerations and the performance of both the Company and the individual NEOs, the Committee awarded LTIs to each NEO consistent with our normal grant timeline resulting in a grant date of February 22, 2017. Effective with the start of their employment, the Committee also made LTI awards to Messrs. Whitehead and Hedgebeth. Mr. Whitehead received a sign-on restricted stock grant with a target value of $2,400,000 and a sign-on stock option grant with an target value of $500,000, in recognition of grants he forfeited from a prior employer. Because Mr. Whitehead’s employment commenced March 6, which was less than two weeks after annual LTI awards were granted to other executive officers, the Committee also granted an annual LTI award to Mr. Whitehead on March 7, as described below. Mr. Hedgebeth received a sign-on restricted stock grant with a target value of $600,000 and a sign-on stock option grant with a target value of $600,000. These sign-on equity grants to Messrs. Whitehead and Hedgebeth are not included in the amounts shown below.

The table below lists the target grant-date LTI value for each NEO. The Committee’s methodologies to deliver target LTI values are similar to, but can differ from, the methodologies used for accounting purposes as reflected in the Summary Compensation Table and Grants of Plan-Based Awards Table. See the Grants of Plan-Based Awards Table for additional detail about each LTI award.

Total 2017 LTI Awards Target Value
Name	Annual Target
Mr. Tillman	$7,650,000
Mr. Whitehead	$2,200,000
Mr. Wagner	$1,000,000
Mr. Little	$2,500,000
Mr. Hedgebeth	N/A
Ms. Krajicek	$1,000,000
Ms. Kerrigan	$2,000,000
Note: Mr. Hedgebeth’s employment commenced on April 24, 2017 after the annual equity grant was made, and he did not receive an annual LTI grant.

MARATHON OIL | 2018 PROXY STATEMENT 32

PERFORMANCE UNITS
The Committee believes that a performance unit program based on TSR relative to peer companies aligns pay and Company performance. The industry peers selected for each performance cycle generally match the industry peers comprising the prevailing peer group used for compensation benchmarking. TSR is determined by adding the sum of stock price appreciation or reduction per share, plus cumulative dividends per share for the performance period, and dividing that total by the beginning stock price per share. For purposes of this calculation, the beginning and ending stock prices are the averages of the closing stock prices for the month immediately preceding the beginning and ending dates of the performance period. If the TSR at the end of the performance period is negative, the payout percentage is capped at 100% regardless of ranking. The Committee has discretion to reduce the final payment associated with any performance unit award. Performance units, when earned, are paid in cash.
2017 PERFORMANCE UNITS
In February 2017, the Committee awarded the NEOs performance units that will vest based on relative TSR for the three-year performance period ending December 31, 2019. The value of each underlying unit tracks the price of a share of our common stock. The percentage of units earned ranges from 0% to 200% of the units granted. When the award is settled, NEOs will receive dividend equivalents paid in cash for a number of shares equal to the number of units granted, multiplied by the payout percentage. Dividend equivalents accrue and are paid based on performance at the end of the performance period. Earned awards are paid in cash shortly after the completion of the performance period with the final cash value impacted both by relative TSR rank and our common stock price. In the event that any companies in our peer group undergo a change in corporate capitalization or a corporate transaction during the performance period, the Committee may evaluate whether such company will be replaced in the peer group. The Committee has designated Cimarex Energy and Newfield Exploration as replacement companies (in that order). The payout percentages for each ranking are:

MRO TSR Ranking	1	2	3	4	5	6	7	8	9	10	11	12
Payout (% of Target)	200%	182%	164%	145%	127%	109%	91%	73%	54%	0%	0%	0%
2016 PERFORMANCE UNITS
The performance units granted in February 2016 have a performance period end date of December 31, 2018 and follow the below payout table. See the Outstanding Equity Awards at 2017 Fiscal Year-End Table for information about the estimated payouts of those performance units.

MRO TSR Ranking	1	2	3	4	5	6	7	8	9	10	11	12	13
Payout (% of Target)	200%	183%	167%	150%	133%	117%	100%	83%	67%	50%	0%	0%	0%
2015 PERFORMANCE UNITS
For the performance period ending December 31, 2017, we ranked eleventh out of thirteen companies. In January 2018, the Committee determined that there would be no final payout for the 2015 Performance Units, further demonstrating our commitment to pay for performance alignment.

MRO TSR Ranking	1	2	3	4	5	6	7	8	9	10	11	12	13
Payout (% of Target)	200%	183%	167%	150%	133%	117%	100%	83%	67%	50%	0%	0%	0%

STOCK OPTIONS
Stock options provide a direct link between officer compensation and the value delivered to stockholders. The Committee believes that stock options are inherently performance-based, as option holders only realize compensation if the value of our stock increases following the grant date.

33 MARATHON OIL | 2018 PROXY STATEMENT

Stock options granted according to our normal annual grant timeline generally have a three-year pro-rata vesting period and a maximum term of ten years. Additional information on these awards, including the number of shares subject to each award, is shown in the Grants of Plan-Based Awards Table.
RESTRICTED STOCK
The Committee awards restricted stock for diversification of the LTI award mix, for consistent alignment between executives and stockholders, and for retention purposes. Restricted stock provides recipients with the opportunity for capital accumulation, leading to retention and stock ownership, and a more predictable long-term incentive value than is provided by performance units or stock options.
Restricted stock awarded according to our normal annual grant schedule typically vests in full on the third anniversary of the grant date. Prior to vesting, restricted stock recipients have the right to vote and receive dividends on the restricted shares.

OTHER BENEFITS
PERQUISITES
We offer limited perquisites to our NEOs. We believe these perquisites are reasonable, particularly because the cost of these benefits constitutes a small percentage of each NEO’s total compensation. The Committee assesses these perquisites at least annually as part of its total competitive review. We do not provide any tax gross-ups on these perquisites. The perquisites provided to our NEOs include reimbursement for certain tax, estate, and financial planning services up to $15,000 per year, an enhanced annual physical examination, limited personal use of Company aircraft and a Company-provided car service for our CEO. Our NEOs also participate in the health, retirement and other benefit plans generally available to our U.S. employees.
See the “All Other Compensation” column of the Summary Compensation Table and the footnotes following the Summary Compensation Table for additional details concerning the perquisites provided to our NEOs in 2017.
RETIREMENT BENEFITS
We offer our NEOs the opportunity to provide for retirement through four plans.

•	Marathon Oil Company Thrift Plan (“Thrift Plan”) – A tax-qualified 401(k) plan.

•	Retirement Plan of Marathon Oil Company (“Retirement Plan”) – A tax-qualified defined benefit pension plan.

•	Excess Benefit Plan (“Excess Plan”) – A nonqualified plan allowing employees to accrue benefits above the tax limits, with components attributable to both the Thrift Plan and the Retirement Plan.

•
Marathon Oil Company Deferred Compensation Plan (“Deferred Compensation Plan”) – A nonqualified plan that grows when an NEO accrues benefits above the tax limits in the Thrift Plan or when an NEO defers a portion of his or her compensation.

Benefits payable under our qualified and nonqualified plans are described in more detail in “Post-Employment Benefits” and “Nonqualified Deferred Compensation.”
We also sponsor retiree medical plans for a broad-based group of employees, including the NEOs hired before 2017. The Committee has determined that providing these arrangements plays a meaningful role in retaining qualified employees and executives.

MARATHON OIL | 2018 PROXY STATEMENT 34

CHANGE IN CONTROL AND SEVERANCE BENEFITS
Our NEOs do not have employment agreements entitling them to any special executive severance payments, other than the change in control termination benefits described under “Potential Payments upon Termination or Change in Control.” We believe these change in control benefits are necessary to attract and retain talent within our industry, ensure continuity of management in the event of a change in control and provide our NEOs with the security to make decisions that are in the best interests of stockholders.
The Board may exercise discretion to make severance payments to executives on a case-by-case basis. We have a policy requiring that our Board seek stockholder approval or ratification of certain severance agreements for senior executive officers that would require payment of cash severance benefits exceeding 2.99 times the officer’s salary plus the most recent annual cash bonus paid.

STOCK OWNERSHIP REQUIREMENTS AND ANTI-HEDGING & ANTI-PLEDGING POLICIES
All of our officers who are “executive officers” for purposes of Section 16 of the Exchange Act are subject to our stock ownership requirements, which are intended to reinforce the alignment of interests between our officers and stockholders. The stock ownership requirements are as follows:

•	CEO – six times base salary;

•	Executive Vice Presidents – four times base salary;

•	Senior Vice Presidents – two times base salary; and

•	Vice Presidents – two times base salary.
Executive officers have five years from their respective appointment or promotion dates to achieve the designated stock ownership level. The Committee reviews each executive officer’s progress toward the requirements during the first quarter of each year to determine whether the market value of shares, including the value of unvested shares, satisfies our requirements. Stock options and performance units are not counted as shares owned in measuring stock ownership. Executive officers who do not hold the required level of stock ownership must hold the shares they receive upon vesting of restricted stock or exercise of stock options (after payment of exercise prices and after taxes) until they have met their requirement. We are in full compliance with this requirement, with each executive officer meeting the requisite threshold other than Messrs. Wagner and Hedgebeth, both of whom are still within the five year window.
To ensure that they bear the full risks of stock ownership, officers are prohibited from engaging in hedging transactions related to our stock. Officers are also prohibited from pledging or creating a security interest in any shares of our common stock they hold, including shares in excess of the applicable ownership requirement.

TAX CONSIDERATIONS
The Committee considers the tax effects to both the Company and the NEOs when making executive compensation decisions. While the Committee endeavors to deliver compensation in a tax efficient manner, the Committee’s priority is to provide performance-based and competitive compensation. Therefore, some compensation paid to NEOs is not deductible due to the limitations imposed by Section 162(m) of the Internal Revenue Code, which limits the deduction that we can take to $1 million per “covered employee” each year. Certain “performance-based compensation” that satisfies requirements under Section 162(m) was, prior to 2018, exempt from this $1 million limit.

35 MARATHON OIL | 2018 PROXY STATEMENT

As required under Section 162(m), our stockholders approved the material terms of performance goals for awards to NEOs, which are contained in our 2012 and 2016 Incentive Compensation Plans. These performance goals include both financial and operational measures. Annual cash bonus payments, performance units and stock options were designed to qualify as performance-based compensation for purposes of Section 162(m).
The exemption from Section 162(m)’s $1 million deduction limit for performance-based compensation has been repealed, effective for tax years beginning after December 31, 2017. In addition, the group of individuals who are covered employees for purposes of Section 162(m) has been expanded. As a result, compensation paid after 2017 to individuals who are covered employees in 2017 or later years that is in excess of $1 million in a year will not be deductible unless it qualifies for transition relief. The scope of the transition relief under the legislation repealing Section 162(m)’s exemption from the deduction limit is uncertain. As a result, compensation, including, for example, payments under our performance unit awards that was intended to satisfy the requirements for exemption from Section 162(m), may not in fact be exempt. Further, the Committee continues to have the ability to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are appropriate in light of our business needs.

MARATHON OIL | 2018 PROXY STATEMENT 36

EXECUTIVE COMPENSATION
The following table summarizes the total compensation for each NEO for the years shown.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non‑ Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Lee M. Tillman	2017	1,090,000	0	5,604,382	1,449,989	1,501,500	232,568	237,225	10,115,664
President and Chief Executive Officer	2016	1,050,000	0	4,597,472	1,205,640	1,312,500	208,156	246,323	8,620,091
	2015	1,050,000	500,000	6,299,598	1,755,082	1,181,250	234,292	256,619	11,276,841
Dane E. Whitehead	2017	453,365	1,270,000	3,935,218	977,250	513,190	40,693	54,151	7,243,867
Executive Vice President and Chief Financial Officer

Patrick J. Wagner	2017	424,808	300,000	732,603	189,542	488,750	98,078	94,340	2,328,121
Interim Chief Financial Officer and Executive Vice President, Corporate Development and Strategy	2016	386,846	0	600,985	157,600	342,380	55,810	64,965	1,608,586

T. Mitchell Little	2017	600,000	0	1,831,517	473,855	586,500	133,820	90,601	3,716,293
Executive Vice President, Operations	2016	529,615	0	1,931,409	346,720	510,000	254,057	79,582	3,651,383
	2015	500,000	0	1,725,931	480,845	425,000	706,766	79,275	3,917,817
Reginald D. Hedgebeth	2017	375,961	300,000	588,118	622,149	452,820	33,930	41,826	2,414,804
Senior Vice President, General Counsel and Secretary

Catherine L. Krajicek	2017	400,000	0	732,603	189,542	315,000	69,189	50,317	1,756,651
Vice President, Conventional	2016	371,442	0	450,738	118,200	300,000	65,805	41,158	1,347,343

Sylvia J. Kerrigan	2017	329,520	0	1,465,208	379,084	513,190	-676,053	1,586,795	3,597,744
Former Executive Vice President, General Counsel and Secretary	2016	575,000	0	1,201,956	315,200	488,750	241,587	117,565	2,940,058
	2015	575,000	0	1,725,931	480,845	439,880	78,002	113,647	3,413,305
(1)    For Mr. Tillman, this column includes installments of the cash sign-on bonus he received in connection with the commencement of his employment with us in August 2013. For Messrs. Whitehead and Hedgebeth, this column includes the one-time cash sign-on bonus amounts received upon commencement of employment. For Mr. Wagner, this column includes the one-time cash bonus received upon completion of his interim term as Chief Financial Officer.
(2)    This column reflects the aggregate grant date fair values calculated in accordance with generally accepted accounting principles in the United States regarding stock compensation. Assumptions used in the calculation of these amounts are included in footnote 16 to our consolidated financial statements in our annual reports on Form 10-K for the years ended December 31, 2017, December 31, 2016 and December 31, 2015. For 2015, 2016 and 2017, the Stock Awards column also includes the grant date fair value of the share-denominated performance units granted in February 2015, February 2016 and February 2017 respectively, which ultimately will be settled in cash. The value ultimately realized by the officers upon the actual vesting of the awards may or may not be equal to this determined value, as these awards are subject to market conditions and have been valued based on an assessment of the market conditions as of the grant date. See the “Grants of Plan-Based Awards Table” and “Long-Term Incentive Awards” for further detail on our performance unit program.

37 MARATHON OIL | 2018 PROXY STATEMENT

(3)    This column reflects annual cash bonus payments, determined by the Compensation Committee and paid in the first quarter of the following year respectively, pursuant to the Company’s Annual Cash Bonus Plan. These awards are discussed in further detail under “Annual Cash Bonus.”
(4)    This column reflects the annual change in accumulated benefits under our retirement plans. See “Post-Employment Benefits” for more information about our defined benefit plans and the assumptions used in calculating these amounts. No deferred compensation earnings are reported in this column because our non-qualified deferred compensation plans do not provide above-market or preferential earnings.
(5)    The following table describes each component of the All Other Compensation column for 2017 in the Summary Compensation Table.

Name	Personal Use of Company Aircraft(a) ($)	Company Physicals(b) ($)	Tax & Financial Planning(c) ($)	Miscellaneous(d) ($)	Company Contributions to Defined Contribution Plans(e) ($)	Matching Contributions(f) ($)	Total All Other Compensation ($)
Lee M. Tillman	0	909	15,000	42,141	168,175	11,000	237,225
Dane E. Whitehead	0	909	12,280	0	30,962	10,000	54,151
Patrick J. Wagner	0	909	3,375	0	74,256	15,800	94,340
T. Mitchell Little	0	909	0	0	77,700	11,992	90,601
Reginald D. Hedgebeth	0	909	2,850	0	26,317	11,750	41,826
Catherine L. Krajicek	0	909	15,000	0	34,408	0	50,317
Sylvia J. Kerrigan	0	909	15,000	1,500,000	55,886	15,000	1,586,795
(a)    While limited personal use of the company aircraft is permitted for NEOs, no NEO used the aircraft for this purpose in 2017. Spouses were allowed to accompany officers on company aircraft for business travel. These additional passengers did not result in an aggregate incremental cost to the Company.
(b)    All regular employees in the United States, including our NEOs, are eligible to receive annual physical and wellness incentives. However, officers may receive an enhanced physical under the executive physical program. This column reflects the average incremental cost of the executive physical program over the employee physical program. Due to Health Insurance Portability and Accountability Act confidentiality requirements, we do not disclose actual use of this program by individual officers.
(c)    This column reflects reimbursement for professional advice related to tax, estate, and financial planning. The maximum annual benefit is $15,000, and reimbursements are attributed to the calendar year in which services are performed. Due to processing delays, the actual amount reimbursed to an officer may exceed $15,000 in a given year.
(d)    For Mr. Tillman, this column reflects access to a Company-provided car service. This benefit is offered to Mr. Tillman to allow the efficient use of his time and to provide safe transportation given the demands of his role, including travel, after hours/weekend obligations and extended work hours. We provide access to this benefit because we believe that the cost is outweighed by the convenience, increased safety and efficiency that it offers. For Ms. Kerrigan, this column represents the separation agreement and subsequent consulting agreement implemented to ensure a smooth transition at the time of her retirement.
(e)    This column reflects amounts contributed by us under the Thrift Plan and related non-qualified deferred compensation plans. See “Post-Employment Benefits” and “Nonqualified Deferred Compensation” for more information about the non-qualified plans.
(f)    The amounts shown represent contributions made on behalf of the NEOs for 2017 contributions under our matching gifts programs for universities and approved not-for-profit charities.
(6)    Mr. Wagner served as Interim Chief Financial Officer from September 1, 2017 to March 5, 2017 and Senior Vice President, Corporate Development and Strategy from March 1, 2017 to November 6, 2017, at which time he was promoted to Executive Vice President, Corporate Development and Strategy.

MARATHON OIL | 2018 PROXY STATEMENT 38

GRANTS OF PLAN‑BASED AWARDS IN 2017
The following table provides information about all plan-based long-term incentive awards (stock options, restricted stock, and performance units) granted to each named executive officer during 2017. The awards listed in the table were granted under the 2016 Incentive Compensation Plan (the “2016 Plan”) and are described in more detail in “Compensation Discussion and Analysis.”

			Estimated Future Payouts Under Non‑Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Lee M. Tillman	Annual Cash Bonus		0	1,430,000	2,860,000							0
	Performance Units(1)	2/22/2017				111,128	222,255	444,510				3,502,739
	Stock Options	2/22/2017								242,473	15.76	1,449,989
	Restricted Stock	2/22/2017							133,353			2,101,643
Dane E. Whitehead	Annual Cash Bonus		0	488,750	977,500							0
	Performance Units(1)	3/7/2017				31,959	63,917	127,834				1,040,569
	Stock Options(2)	3/7/2017								148,971	16.28	977,250
	Restricted Stock(3)	3/7/2017							177,804			2,894,649
Patrick J. Wagner	Annual Cash Bonus		0	425,000	850,000							0
	Performance Units(1)	2/22/2017				14,527	29,053	58,106				457,875
	Stock Options	2/22/2017								31,696	15.76	189,542
	Restricted Stock	2/22/2017							17,432			274,728
T. Mitchell Little	Annual Cash Bonus		0	600,000	1,200,000							0
	Performance Units(1)	2/22/2017				36,317	72,633	145,266				1,144,696
	Stock Options	2/22/2017								79,240	15.76	473,855
	Restricted Stock	2/22/2017							43,580			686,821
Reginald D. Hedgebeth	Annual Cash Bonus		0	431,250	862,500							0
	Stock Options(2)	4/26/2017								105,449	15.31	622,149
	Restricted Stock(3)	4/26/2017							38,414			588,118
Catherine L. Krajicek	Annual Cash Bonus		0	300,000	600,000							0
	Performance Units(1)	2/22/2017				14,527	29,053	58,106				457,875
	Stock Options	2/22/2017								31,696	15.76	189,542
	Restricted Stock	2/22/2017							17,432			274,728
Sylvia J. Kerrigan	Annual Cash Bonus		0	488,750	977,500							0
	Performance Units(1)	2/22/2017				29,053	58,106	116,212				915,751
	Stock Options	2/22/2017								63,392	15.76	379,084
	Restricted Stock	2/22/2017							34,864			549,457
(1)    Performance units, discussed under “Long-Term Incentive Awards,” are denominated as an equivalent of one share of our common stock and, if earned, are paid in cash.

39 MARATHON OIL | 2018 PROXY STATEMENT

(2)     Mr. Whitehead was granted 148,971 stock options as part of his sign-on equity award, and 69,731 stock options as his part of his annual LTI award. Mr. Hedgebeth was granted 105,449 stock options as part of his sign-on equity award. These grants were received at the commencement of their respective employment and have a three-year pro-rata vesting period.
(3)     Mr. Whitehead was granted 177,804 shares of restricted stock as part of his sign-on equity award, and Mr. Hedgebeth was granted 38,414 shares of restricted stock as part of his sign-on equity award. These grants were received at the commencement of their respective employment. Of Mr. Whitehead’s and Mr. Hedgebeth’s restricted shares, 139,454 and 19,207 shares, respectively, have a three-year pro-rata vesting period. The remainder of Mr. Whitehead’s 38,350 shares and Mr. Hedgebeth’s 19,207 shares vest in full on the third anniversary of the grant date.
(4) The amounts shown in this column reflect the total grant date fair values of stock options, restricted stock, and performance units calculated in accordance with generally accepted accounting principles in the United States regarding stock compensation. The Black-Scholes value used for the stock options granted on February 22, 2017 was $5.98. The Black-Scholes value used for the stock options granted to Mr. Whitehead on March, 7, 2017 and Mr. Hedgebeth on April 26, 2017 was $6.56 and $5.90 respectively. The value ultimately realized by each NEO upon the actual vesting of the award(s) or exercise of the stock option(s) may or may not be equal to this determined value. Valuation assumptions used in the calculation of these amounts are included in footnote 16 to our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2017. See “Long-Term Incentive Awards” for more information about restricted stock, stock options, and stock-based performance unit awards.

OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR-END
The following table provides information about the unexercised stock options (vested and unvested) and unvested restricted stock held by each NEO as of December 31, 2017.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options				Restricted Stock/Units		Equity Incentive Plan Awards (Performance Units)
Name and Grant Date	Exercisable (#)	Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Number of Unearned Shares, Units or Other Rights that Have Not Vested(4) (#)	Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested(5) ($)
Lee M. Tillman
8/15/2013	229,886	0	34.65	8/15/2023
2/25/2014	330,189	0	34.03	2/25/2024
2/25/2015	171,060	85,531	29.06	2/25/2025
2/24/2016	204,000	408,000	7.22	2/24/2026
2/22/2017	0	242,473	15.76	2/22/2027
	935,135	736,004
					412,263	6,979,613
2015							135,487	0
2016							439,151	8,698,747
2017							222,255	4,778,727
Dane E. Whitehead
3/7/2017	0	148,971	16.28	3/7/2027
					177,804	3,010,222
2017							63,917	1,374,286
Patrick J. Wagner
5/9/2014	56,883	0	35.91	5/9/2024
2/25/2015	23,433	11,717	29.06	2/25/2025

MARATHON OIL | 2018 PROXY STATEMENT 40

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options				Restricted Stock/Units		Equity Incentive Plan Awards (Performance Units)
2/24/2016	26,666	53,334	7.22	2/24/2026
2/22/2017	0	31,696	15.76	2/22/2027
	106,982	96,747
					54,401	921,009
2015							18,560	0
2016							57,406	1,137,104
2017							29,053	624,671
T. Mitchell Little
5/28/2008	5,908	0	32.06	5/28/2018
5/25/2011	18,947	0	33.06	5/25/2021
8/31/2011	2,309	0	26.92	8/31/2021
2/28/2012	5,009	0	35.06	2/28/2022
2/26/2013	33,700	0	32.86	2/26/2023
2/25/2014	56,604	0	34.03	2/25/2024
2/25/2015	46,866	23,433	29.06	2/25/2025
2/24/2016	58,666	117,334	7.22	2/24/2026
2/22/2017	0	79,240	15.76	2/22/2027
	228,009	220,007
					161,220	2,729,455
2015							37,120	0
2016							126,292	2,501,605
2017							72,633	1,561,689
Reginald D. Hedgebeth
4/26/2017	0	105,449	15.31	4/26/2027
					38,414	650,349
Catherine L. Krajicek
5/28/2008	3,530	0	32.06	5/28/2018
5/27/2009	4,315	0	18.32	5/27/2019
5/26/2010	9,021	0	19.03	5/26/2020
5/25/2011	10,065	0	33.06	5/25/2021
8/31/2011	7,392	0	26.92	8/31/2021
2/28/2012	5,491	0	35.06	2/28/2022
8/31/2012	7,304	0	27.82	8/31/2022
4/8/2013	6,467	0	32.84	4/8/2023
10/7/2013	6,633	0	34.72	10/7/2023
4/7/2014	19,544	0	34.90	4/7/2024
2/25/2015	11,716	5,859	29.06	2/25/2025
2/24/2016	20,000	40,000	7.22	2/24/2026
2/22/2017	0	31,696	15.76	2/22/2027
	111,478	77,555
					42,375	717,409
2015							9,280	0
2016							43,054	852,818
2017							29,053	624,671
Sylvia J. Kerrigan
5/28/2008	6,679	0	32.06	5/28/2018
5/27/2009	14,991	0	36.64	5/27/2019
2/24/2010	48,499	0	36.56	2/24/2020
2/23/2011	62,786	0	30.81	2/23/2021
2/28/2012	65,300	0	35.06	2/28/2022
2/26/2013	64,100	0	32.86	6/30/2022
2/25/2014	89,623	0	34.03	6/30/2022
2/25/2015	46,866	0	29.06	6/30/2020

41 MARATHON OIL | 2018 PROXY STATEMENT

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options				Restricted Stock/Units	Equity Incentive Plan Awards (Performance Units)
2/24/2016	53,333	0	7.22	6/30/2020
	452,177	0
2015						37,120	0
2016						114,811	2,274,188
(1)    All stock options listed in this column vest in one-third increments on each anniversary of the grant date.
(2)    This column reflects the number of shares of unvested restricted stock held by our NEOs on December 31, 2017.

Name	Grant Date		# of Unvested Shares	Vesting Date
Lee M. Tillman	2/25/2015		81,292	2/25/2018
	2/24/2016		197,618	2/24/2019
	2/22/2017		133,353	2/22/2020
		Total:	412,263
Dane E. Whitehead	3/7/2017		46,484	3/7/2018
	3/7/2017		46,485	3/7/2019
	3/7/2017		84,835	3/7/2020
		Total:	177,804
Patrick J. Wagner	2/25/2015		11,136	2/25/2018
	2/24/2016		25,833	2/24/2019
	2/22/2017		17,432	2/22/2020
		Total:	54,401
T. Mitchell Little	2/25/2015		22,272	2/25/2018
	2/24/2016		56,832	2/24/2019
	10/1/2016		38,536	10/1/2019
	2/22/2017		43,580	2/22/2020
		Total:	161,220
Reginald D. Hedgebeth	4/26/2017		6,402	4/26/2018
	4/26/2017		6,402	4/26/2019
	4/26/2017		25,610	4/26/2020
		Total:	38,414
Catherine L. Krajicek	2/25/2015		5,568	2/25/2018
	2/24/2016		19,375	2/24/2019
	2/22/2017		17,432	2/22/2020
		Total:	42,375
(3)    This column reflects the aggregate value of all shares of unvested restricted stock held by each NEO on December 31, 2017, using the December 31, 2017 closing stock price of $16.93. Upon normal retirement, unvested shares are forfeited.
(4)    This column represents the number of outstanding share-based performance units. The awards granted in 2015 have a performance period of January 1, 2015 to December 31, 2017. The awards granted in 2016 have a performance period of January 1, 2016 to December 31, 2018. The awards granted in 2017 have a performance period of January 1, 2017 to December 31, 2019.
(5)    The 2015 payouts are shown as actual amounts and reflect a 0% payout based on the Committee’s determination. The 2016 estimated payouts are currently tracking at a 117% payout based on performance as of December 31, 2017. Market Value shown reflects a payout at the tracking percentage using the December 31, 2017 closing stock price of $16.93. The maximum (200%) payouts would be: for Mr. Tillman, $14,869,653; for Mr. Wagner, $1,943,767; for Mr. Little, $4,276,247;

MARATHON OIL | 2018 PROXY STATEMENT 42

for Ms. Krajicek, $1,457,808; and for Ms. Kerrigan, $3,887,500. The 2017 estimated payouts are currently tracking at a 127% payout based on performance as of December 31, 2017. Market Value shown reflects a payout at the tracking percentage using the December 31, 2017 closing stock price of $16.93. The maximum (200%) payouts would be: for Mr. Tillman, $7,525,554; for Mr. Whitehead, $2,164,230; for Mr. Wagner, $983,735; for Mr. Little, $2,459,353; and for Ms. Krajicek, $983,735. These estimated payouts are not necessarily indicative of the actual payout at the end of the performance period.

OPTION EXERCISES AND STOCK VESTED IN 2017
The following table provides information about the value realized by the NEOs on option award exercises and restricted stock vesting during 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Lee M. Tillman	0	0	42,131	666,512
Dane E. Whitehead	0	0	0	0
Patrick J. Wagner	0	0	15,901	229,928
T. Mitchell Little	0	0	19,882	269,087
Reginald D. Hedgebeth	0	0	0	0
Catherine L. Krajicek	0	0	6,915	100,585
Sylvia J. Kerrigan	0	0	11,436	180,918
(1)    This column reflects the actual pre-tax income realized by NEOs upon exercise of stock options, which, in each case, is the fair market value of the shares on the exercise date less the grant price.
(2)    This column reflects the actual pre-tax income realized by NEOs upon vesting of restricted stock, which, in each case, is the fair market value of the shares on the vesting date.

POST-EMPLOYMENT BENEFITS
Marathon Oil offers NEOs the opportunity to save for retirement as follows:

•	Marathon Oil Company Thrift Plan (“Thrift Plan”): A tax-qualified 401(k) plan that currently provides for company matching contributions of up to 7% of eligible earnings.

•	Retirement Plan of Marathon Oil Company (“Retirement Plan”): A tax qualified defined benefit pension plan.

•
Marathon Oil Company Excess Benefit Plan (“Excess Plan”): A nonqualified plan. The defined benefit portion allows participants to accrue benefits above the defined benefit tax limits, and the defined contribution portion allows participants to accrue benefits above the defined contribution tax limits.

•
Marathon Oil Company Deferred Compensation Plan (“Deferred Compensation Plan”): A nonqualified plan allowing participants to defer a portion of their compensation and accrue benefits above the Thrift Plan tax limits.

All plans have a three-year vesting requirement for company contributions. All NEOs have met the vesting requirement, except for Messrs. Whitehead and Hedgebeth.
See “Nonqualified Deferred Compensation” below for additional information on the Deferred Compensation Plan and the defined contribution portion of the Excess Plan.

43 MARATHON OIL | 2018 PROXY STATEMENT

RETIREMENT PLAN
In general, all regular full-time and part-time employees in the United States are eligible to participate in the Retirement Plan as of their date of hire.
Benefit accruals are determined under a cash-balance formula, under which plan participants receive pay credits each year equal to a percentage of eligible compensation based on their plan points. Plan points equal the sum of a participant’s age and cash-balance service. Participants with fewer than 50 points receive a 7% pay credit percentage; participants with 50 to 69 points receive a 9% pay credit percentage; and participants with 70 or more points receive an 11% pay credit percentage. Participants are also credited with interest at a rate based on the 30-year Treasury rate with a 3.00% minimum, which in 2017 was 3.00%.
For 2017, Mr. Little received a pay credit equal to 11% of compensation. Messrs. Tillman, Whitehead,Wagner and Hedgebeth and Ms. Krajicek received pay credits equal to 9% of compensation. Ms. Kerrigan received a pay credit equal to 11% of compensation, until her retirement on June 30, 2017.
Participants who began employment prior to January 1, 2010 also have a portion of their benefit calculated under a legacy final average pay formula, which is referred to as the Legacy formula. Mr. Little, Ms. Krajicek and Ms. Kerrigan are the only NEOs with a Legacy benefit. Up to 37.5 years of participation may be recognized under the formula, and only service earned prior to January 1, 2010 is recognized. Eligible earnings under the Retirement Plan primarily include base salary and annual cash bonuses (including Thrift Plan deferrals but excluding amounts deferred under our nonqualified Deferred Compensation Plan). Long-term incentive compensation is not included. Final average pay was frozen as of July 6, 2015, but vesting service and age continue to be updated under the Legacy formula.
The monthly benefit under the Legacy formula is calculated as follows:

[	1.6%	x	Final Average Pay	x	Years of Participation	]	-	[	1.33%	x	Estimated Primary SS Benefit	x	Years of Participation	]
Normal retirement age under the Retirement Plan is age 65. However, retirement-eligible participants are able to retire and receive an unreduced benefit under the Legacy formula upon reaching age 62. Retirement Plan benefits include various annuity options and a lump sum distribution option. Participants are eligible for early retirement subsidies under the Legacy formula upon reaching age 50 and completing ten years of vesting service. Mr. Little and Ms. Krajicek are eligible for early retirement subsidies. Ms. Kerrigan also was eligible for early retirement subsidies.
We have not granted years of service in addition to the service recognized under the terms of our qualified retirement plans (applicable to a broad-based group of employees) to any NEO for purposes of retirement benefit accruals.
EXCESS PLAN – DEFINED BENEFIT PORTION
The Excess Plan for certain highly compensated employees, including our NEOs, provides benefits that participants would have received under our tax-qualified Retirement Plan but for certain Internal Revenue Code limitations. Eligible compensation under the Excess Plan includes deferred compensation contributions made by NEOs. The Excess Plan also provides an enhancement for officers based on the three highest bonuses earned during their last ten years of employment, instead of the consecutive bonus formula in place for non-officers. Distributions under the Excess Plan are paid in a lump sum following separation from service.

MARATHON OIL | 2018 PROXY STATEMENT 44

PENSION BENEFITS TABLE
The following table shows the actuarial present value of accumulated benefits payable to each NEO under the Retirement Plan and the defined benefit portion of the Excess Plan as of December 31, 2017. These values have been determined using actuarial assumptions consistent with those used in our financial statements.

Name	Plan Name	Number of Years of Credited Service (1) (#)	Present Value of Accumulated Benefit (2) ($)	Payments During Last Fiscal Year ($)
Lee M. Tillman	Retirement Plan	4.42	121,825	0
	Marathon Oil Company Excess Benefit Plan	4.42	864,366	0
Dane E. Whitehead	Retirement Plan	0.83	23,018	0
	Marathon Oil Company Excess Benefit Plan	0.83	17,675	0
Patrick J. Wagner	Retirement Plan	3.83	95,352	0
	Marathon Oil Company Excess Benefit Plan	3.83	148,639	0
T. Mitchell Little	Retirement Plan	30.58	1,327,199	0
	Marathon Oil Company Excess Benefit Plan	30.58	3,511,004	0
Reginald D. Hedgebeth	Retirement Plan	0.75	22,947	0
	Marathon Oil Company Excess Benefit Plan	0.75	10,983	0
Catherine L. Krajicek	Retirement Plan	10.33	315,627	0
	Marathon Oil Company Excess Benefit Plan	10.33	384,610	0
Sylvia J. Kerrigan	Retirement Plan	20.17	0	960,367
	Marathon Oil Company Excess Benefit Plan	20.17	3,476,953	0
(1)    Represents the number of years the NEO has participated in the plan. However, Plan Participation Service, used to calculate each participant’s benefit under the Legacy formula, was frozen as of December 31, 2009.
(2)    Assuming a discount rate of 3.55%, a lump sum interest rate of 1.05%, the RP2000 combined healthy mortality table weighted 75% male and 25% female, a lump sum election rate of 100% for the non‑qualified plan and 90% for the qualified plan, and retirement at age 62 or the age at measurement date, if older.

NONQUALIFIED DEFERRED COMPENSATION
We offer certain employees, including our NEOs, the opportunity to accrue benefits equal to the Company matching contributions they would have received under the Thrift Plan but for certain Internal Revenue Code limitations. Officers generally accrue these benefits in the Deferred Compensation Plan, while other employees accrue such benefits in the defined contribution portion of the Excess Plan. Both plans have a three year vesting requirement for Company contributions. All NEOs have met the vesting requirement, except for Messrs. Whitehead and Hedgebeth. Distributions from the Deferred Compensation Plan and the Excess Plan are paid as a lump sum following separation from service.
DEFERRED COMPENSATION PLAN
The Deferred Compensation Plan is an unfunded, nonqualified plan into which a participant may elect to defer up to 20% of his or her salary and bonus each year. One NEO, Mr. Wagner, elected to defer compensation for 2017. Participants are fully vested in their own deferrals under the plan. Additionally, participants can receive company contributions into the plan equal to the maximum potential matching contribution under the Thrift Plan after they have reached defined contribution accruals under the Thrift Plan in excess of tax limits.
The investment options available under the Deferred Compensation Plan generally mirror the core investment options available under the Thrift Plan.

45 MARATHON OIL | 2018 PROXY STATEMENT

EXCESS PLAN – DEFINED CONTRIBUTION PORTION
Prior to becoming eligible for participation in the Deferred Compensation Plan, NEOs may have received defined contribution accruals under the Excess Plan. These contributions were available after a participant’s Thrift Plan contributions were limited due to tax requirements and equaled the matching contribution that participants would have received under the Thrift Plan but for limits imposed by tax law. Defined contribution accruals in the Excess Plan are credited with interest equal to that paid in the “Marathon Oil Stable Value Fund” option of the Marathon Oil Company Thrift Plan. The annual rate of return on this option for 2017 was 2.16%.
NONQUALIFIED DEFERRED COMPENSATION TABLE
The following table shows each NEO’s accumulated benefits under our nonqualified savings and deferred compensation plans for 2017.

Name	Plan Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Lee M. Tillman	Deferred Compensation	0	149,275	122,218	0	821,412
	Excess Benefit Plan	0	0	0	0	0
Dane E. Whitehead	Deferred Compensation	0	12,836	38	0	12,874
	Excess Benefit Plan	0	0	0	0	0
Patrick J. Wagner	Deferred Compensation	106,719 (2)	55,803	49,871	0	426,483
	Excess Benefit Plan	0	0	0	0	0
T. Mitchell Little	Deferred Compensation	0	58,800	53,564	0	307,650
	Excess Benefit Plan	0	0	1,464	0	69,094
Reginald D. Hedgebeth	Deferred Compensation	0	7,417	22	0	7,439
	Excess Benefit Plan	0	0	0	0	0
Catherine L. Krajicek	Deferred Compensation	0	30,100	17,006	0	101,865
	Excess Benefit Plan	0	0	3,929	0	185,472
Sylvia J. Kerrigan	Deferred Compensation	0	36,986	13,889	0	664,253
	Excess Benefit Plan	0	0	959	0	45,254
(1)    The amounts shown in this column are also included in the All Other Compensation column of the Summary Compensation Table.
(2) Of the amount shown, $64,238 is due to Mr. Wagner’s election to defer a portion of his 2016 bonus, which was payable in 2017. The remaining amount reflects compensation from 2017 that he elected to defer.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
As a matter of policy, we do not enter into employment, severance, or change in control agreements with our NEOs. Rather, we provide an Executive Change in Control Severance Benefits Plan, which is described in more detail below.
RETIREMENT OR SEPARATION
Upon retirement or separation, our NEOs are entitled to receive their vested benefits that have accrued under our broad-based and executive benefit programs. For more information see “Post-Employment Benefits” and “Nonqualified Deferred Compensation.”

MARATHON OIL | 2018 PROXY STATEMENT 46

If an NEO retires, meaning the NEO separates employment after attaining age 50 with at least ten years of vesting service, unvested restricted stock awards and stock options are forfeited upon retirement (except in the case of mandatory retirement at age 65). Unvested performance units are forfeited upon retirement unless the NEO has worked more than half of the performance period, in which case awards may be vested on a prorated basis at the Committee’s discretion. Of the NEOs, only Mr. Little and Ms. Krajicek are currently retirement eligible, and Ms. Kerrigan retired during 2017.
Ms. Kerrigan ceased serving as General Counsel effective April 24, 2017 and retired from employment June 30, 2017. In connection with her separation, we entered into a separation agreement pursuant to which Ms. Kerrigan received a payment in the amount of $750,000. Ms. Kerrigan also performed limited consulting services for the three months following the separation of her employment for which she received $750,000.
DEATH OR DISABILITY
In the event of death or disability, our NEOs (or the beneficiary or estate, as defined by the plan terms) would be entitled to vested benefits accrued under our broad-based and executive benefits programs. Long-term incentive awards would immediately vest in full upon the death of an NEO, with performance units vesting at the target level. In the event of disability, long-term incentive awards would continue to vest as if the NEO remained actively employed for up to 24 months during the period of disability.
CHANGE IN CONTROL
To encourage our NEOs to continue their dedication to their assigned duties where a change in control of the Company is under consideration, our Executive Change in Control Severance Benefits Plan (the “Change in Control Plan”) provides severance benefits if employment is terminated under certain circumstances following a change in control or during a potential change in control.
Under the Change in Control Plan, a change in control will have occurred if:

•	any person not affiliated with Marathon Oil acquires 20% or more of the voting power of our outstanding securities;

•
our Board no longer has a majority comprised of (1) individuals who were directors on the effective date of the plan and (2) new directors (other than directors who join our Board in connection with an election contest) approved by two-thirds of the directors then in office who (a) were directors on the effective date of the plan or (b) were themselves previously approved by our Board in this manner;

•	we merge with another company and, as a result, our stockholders hold less than 50% of the surviving entity’s voting power immediately after the transaction;

•	our stockholders approve a plan of complete liquidation of Marathon Oil; or

•	we sell all or substantially all of our assets.
In addition, during 2017 our Change in Control Plan provided severance benefits to executives terminated following the occurrence of specified events (defined in the Plan as a potential change in control) that suggested that a change in control is likely to occur. However, in early 2017, the Committee modified the Change in Control Plan to remove the protections in the event of a potential change in control. This change was effective January 1, 2018.
If an NEO is terminated without cause or resigns for good reason following a change in control (or, prior to 2018, during a potential change in control), he or she will be entitled to the following:

•
a cash payment of up to three times the sum of the NEO’s current salary on the termination date plus the average bonus awarded to the NEO in the three years before the termination or change in control (or during the period of employment if less than three years);

47 MARATHON OIL | 2018 PROXY STATEMENT

•	life and health insurance benefits for up to 36 months after termination, at the lesser of the current cost or the active employee cost;

•	an additional three years of service credit and three years of age credit for purposes of retiree health and life insurance benefits;

•	a cash payment equal to the difference between the amount receivable under our defined contribution plan and the amount which would have been received if the NEO’s savings had been fully vested;

•
a cash payment equal to the actuarial equivalent of the difference between the amounts receivable by the NEO under the final average pay formula in our pension plans and the amounts which would be payable if (a) the NEO had an additional three years of participation service credit, (b) the NEO’s final average pay would be the higher of salary at the time of the change in control event or termination plus his or her highest annual bonus from the preceding three years, (c) for purposes of determining early retirement commencement factors, the NEO had three additional years of vesting service credit and three additional years of age, and (d) the NEO’s pension had been fully vested; and

•	a cash payment equal to the difference between the amount receivable under our defined benefit plan and the amount which would have been received if the NEO’s savings had been fully vested.
These benefits are not payable if the termination is for cause or due to mandatory retirement, death, disability or resignation (other than for good reason) by the NEO.
The program includes no provisions to reimburse or “gross up” tax obligations following a change in control.
If, during 2017, a change in control had occurred or an NEO’s employment had been terminated without cause during a potential change in control, unvested stock options and restricted stock would have vested in full. Based on its analysis of market trends, the Committee modified the Change in Control Plan, and beginning with awards granted in 2018, accelerated vesting of restricted stock or stock options will occur only if an NEO is terminated without cause or resigns for good reason following a change in control.
If a change in control occurs prior to the end of a performance period, unvested performance units vest in full as follows:

•	performance units granted prior to 2015 vest at the target level; and

•
performance units granted in 2015 or thereafter will vest at the applicable performance percentage based on Marathon Oil’s actual relative TSR ending on the day immediately prior to the date of the change of control.

The Change in Control Plan will continue in effect for two years after a change in control.
We have a policy that our Board will seek stockholder approval or ratification of any severance agreement for a senior executive officer (other than our Change in Control Plan) that generally requires payment of cash severance benefits exceeding 2.99 times a senior executive officer’s salary plus the most recent annual cash bonus paid.
The following tables assume a termination date or change in control date of December 31, 2017, the last business day of 2017. The value of the equity awards (accelerated vesting of restricted stock awards, stock options and performance unit awards) was calculated using the December 31, 2017 closing market price for our common stock ($16.93). The value of performance unit awards assumes that the 2016 and 2017 Performance Units would vest and be paid out at 117% and 100% respectively.

MARATHON OIL | 2018 PROXY STATEMENT 48

Payments upon a Change in Control without Termination of Employment

Name	Accelerated Vesting of LTI ($)
Lee M. Tillman	23,686,510
Dane E. Whitehead	4,189,168
Patrick J. Wagner	3,104,937
T. Mitchell Little	7,692,761
Reginald D. Hedgebeth	821,176
Catherine L. Krajicek	2,487,578
Note: Beginning with awards granted in 2018, accelerated vesting of restricted stock and stock options will only occur upon termination without cause or for good reason following a Change in Control (i.e. double-trigger vesting).
Payments upon a Change in Control or Potential Change of Control Followed by Termination of Employment with Good Reason or by the Company without Cause

Name	Accelerated Vesting of LTI ($)	Severance Payment ($)	Health and Welfare Benefits(1) ($)	Retirement Enhancement(2) ($)	Total Payments ($)
Lee M. Tillman	23,686,510	7,500,000	114,356	0	31,300,866
Dane E. Whitehead	4,189,168	1,725,000	104,923	0	6,019,091
Patrick J. Wagner	3,104,937	2,461,140	99,954	0	5,666,031
T. Mitchell Little	7,692,761	3,287,499	120,009	877,705	11,977,974
Reginald D. Hedgebeth	821,176	1,725,000	104,923	0	2,651,099
Catherine L. Krajicek	2,487,578	1,896,750	173,724	500,258	5,058,310
(1)    Reflects the approximate incremental value of continued health and life coverage and enhanced subsidy for retiree medical coverage assuming (a) a continued election of the officer’s current level of coverage for the three years immediately following termination of employment, and then (b) an election of mid-level health plan coverage for the former officer and spouse, regardless of current plan participation and coverage level, and (c) the former officer and spouse cease to be covered when the former officer attains age 85.
(2)    Retirement benefits included in these amounts were calculated using the following assumptions: individual life expectancies using the RP2000 Combined Healthy Table weighted 75% male and 25% female; a discount rate of 1.00% for NEOs who are retirement eligible (taking into account the additional three years of age and service credit); and a lump sum form of benefit.

49 MARATHON OIL | 2018 PROXY STATEMENT

CEO PAY RATIO
We are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Tillman, our CEO. The pay ratio included in this information is a reasonable estimate calculated in a manner that is consistent with applicable law and regulatory and other guidance.
PAY RATIO
For our last completed fiscal year, the annual total compensation for our median employee was $131,720. The annual total compensation of our CEO, as reported in the Summary Compensation Table, was $10,115,664. Thus, we estimate that our CEO’s compensation was 77 times the median of the annual total compensation for all of our employees.
METHODOLOGY USED TO IDENTIFY MEDIAN EMPLOYEE
To identify the annual total compensation for all of our employees,we selected October 1, 2017, as our measurement date to allow sufficient time to gather data from the three main payroll systems we use, which are located in the United States, the United Kingdom and Equatorial Guinea.
The majority of our employees are on our United States payroll, and the compensation used for employees on the United States payroll is compensation that would be reflected in Box 5 of Form W-2 for the period from January 1, 2017 to September 30, 2017.
The compensation used for employees on the United Kingdom payroll reflects all payments made, specifically including basic pay, overtime, offshore and overseas allowances, annual cash bonus and other bonus amounts, and long-term incentive awards that vested, during the period from January 1, 2017 through September 30, 2017.
The compensation used for employees on the Equatorial Guinea payroll reflects pay from December 16, 2016 through September 16, 2017 and includes basic pay, absence pay, overtime amounts, offshore premiums and shift differential payments, as well as annual cash bonus amounts paid on March 15, 2017, and October bonus amounts paid on October 6, 2017. These October bonus amounts were included because they reflect work done prior to October 1, and their inclusion provides E.G. payroll information that is more consistent with the measures used for the U.S. and U.K. payrolls.
These measures of compensation were selected based on our view that each measure provides a reasonable estimate of the comprehensive compensation payments to our employees on each of the relevant payrolls. Taken in the aggregate, we believe this data provides a reasonable estimate of the annual total compensation of all employees of Marathon Oil Corporation and its consolidated subsidiaries.
Our total employee population consisted of 2,295 employees working at Marathon Oil Corporation and its consolidated subsidiaries, which includes all full-time, part-time and seasonal or temporary employees. Of this total, 1,522 were U.S. payroll employees, which includes our U.S.-based expatriate employees, and 773 were non-U.S. employees. In identifying our median employee, we have excluded two employees in the Kurdistan Region of Iraq and eleven employees in Libya, who are on local payrolls in those countries. Our employees on the Kurdistan and Libyan payrolls are less than 1% of our total employee population and were excluded under a de minimis exception as permitted under SEC rules.
Using this methodology, we determined that our median employee was a salaried, full-time employee working in the United States.

MARATHON OIL | 2018 PROXY STATEMENT 50

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires that our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, file reports of beneficial ownership on Form 3 and changes in beneficial ownership on Form 4 or Form 5 with the SEC. Based solely on our review of the reporting forms and written representations provided by the individuals required to file reports, we have concluded that each of our directors and executive officers complied with the applicable reporting requirements for transactions in Company securities during 2017.
TRANSACTIONS WITH RELATED PERSONS
We have written procedures for monitoring, reviewing, approving or ratifying related person transactions. We will enter into or ratify related person transactions only when the Board, acting through the Corporate Governance and Nominating Committee, determines that the related person transaction is in the best interests of the Company and its stockholders. The primary features of these procedures are:

•
Each director and executive officer must submit a list of his or her immediate family members, each listed individual’s employer and job title, each firm, corporation or other entity in which such individual is a director, executive officer, partner or principal or in a similar position or in which such person has a five percent or greater beneficial ownership interest, and any profit, non-profit charitable or trade organization for which such individual is actively involved in fundraising or otherwise serves as a director, trustee or in a similar capacity.

•
The Company maintains a list, to the extent the information is publicly available, of five percent beneficial owners, including (a) if the owner is an individual, the same information requested of directors and executive officers as noted above, and (b) if the owner is a firm, corporation or other entity, a list of principals or executive officers of the firm, corporation or entity.

•	The Corporate Governance and Nominating Committee considers the facts and circumstances of each related person transaction and determines whether to approve it.

•
Any pending or ongoing related person transaction is submitted to the Corporate Governance and Nominating Committee or Committee Chair, which will consider all of the relevant facts and circumstances. Based on the conclusions reached, the Corporate Governance and Nominating Committee or the Committee Chair evaluates all options, including ratification, amendment or termination of the related person transaction.

•
The Corporate Governance and Nominating Committee annually reviews any previously approved or ratified related person transaction with a remaining term of more than six months or remaining amounts payable to or receivable from the Company of more than $120,000. Based on all relevant facts and circumstances, taking into consideration the Company’s contractual obligations, the Committee determines whether it is in the best interests of the Company and its stockholders to continue, modify or terminate the transaction.

During 2017, there were no transactions in excess of $120,000 between the Company and a related person in which the related person had a direct or indirect material interest.

51 MARATHON OIL | 2018 PROXY STATEMENT

AUDIT AND FINANCE COMMITTEE REPORT
The Audit and Finance Committee’s purpose is to assist the Board in fulfilling its oversight responsibilities relating to, among other things:

•	the integrity of the Company’s financial statements and financial reporting process and the Company’s systems of internal accounting and financial controls;

•	the engagement of the independent auditor and the evaluation of the independent auditor’s qualifications, independence and performance;

•	the performance of the internal audit function;

•	the Company’s compliance with legal and regulatory requirements; and

•	the Company’s risk management process.
The Audit and Finance Committee is comprised of four directors, each of whom has been determined by the Board to be independent and financially literate under the NYSE’s requirements. The Audit and Finance Committee’s responsibilities are set forth in its charter, available on our website at www.marathonoil.com under About—Board of Directors.
Management has primary responsibility for preparing our financial statements and establishing and maintaining our internal control over financial reporting. The Company’s independent auditor is responsible for auditing our financial statements and the effectiveness of our internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (“PCAOB”), and issuing its reports based on those audits. The Audit and Finance Committee oversees these processes.
In connection with the evaluation, appointment and retention of the independent registered public accountants, the Audit and Finance Committee annually reviews the qualifications, performance and independence of the independent auditor and lead engagement partner, and assures the regular rotation of the lead engagement partner as required. In doing so, the Audit and Finance Committee considers a number of factors including, but not limited to: quality of services provided; technical expertise and knowledge of the industry; effective communication; objectivity; and independence. Based on this evaluation, the Audit and Finance Committee has selected PricewaterhouseCoopers LLP (“PwC”), an independent registered public accounting firm, to audit the Company’s financial statements and the effectiveness of internal control over financial reporting for 2018. In conjunction with the mandated rotation of the lead audit partner, the Audit and Finance Committee and its chairperson are directly involved in the selection of PwC’s lead engagement partner. The current lead engagement partner was selected in 2016, effective for 2017.
We are seeking our stockholders’ ratification of the appointment of PwC to audit the Company’s financial statements and the effectiveness of internal control over financial reporting for 2018 at the Annual Meeting. The Audit and Finance Committee and the Board believe the appointment of PwC as our independent auditor for 2018 is in the Company’s best interests and in the best interests of our stockholders.
The Audit and Finance Committee reviews and pre-approves the fees and expenses of the independent auditor for audit, audit-related, tax and permissible non-audit services. See “Proposal 2: Ratification of Independent Auditor for 2018” for more information on our pre-approval policy.
In connection with the preparation of the Company’s audited financial statements for the year ended December 31, 2017 and the report on internal control over financial reporting for 2017:

•	The Audit and Finance Committee reviewed and discussed with management the Company’s audited financial statements and its report on internal control over financial reporting for 2017.

MARATHON OIL | 2018 PROXY STATEMENT 52

•
The Audit and Finance Committee met throughout the year with management and PwC, and met with PwC each quarter without the presence of management. The Committee discussed with PwC the matters required to be discussed by the auditing standards of the PCAOB.

•
The Audit and Finance Committee received the written disclosures and the letter from PwC required by the PCAOB for independent auditor communications with audit committees concerning independence, and has discussed with PwC that firm’s independence. The Committee has also considered whether PwC’s provision of non-audit services to the Company was compatible with maintaining such independence.

Based on this review and discussion, the Audit and Finance Committee recommended to the Board that the Company’s audited financial statements for the year ended December 31, 2017 and the report on internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for 2017 filed with the SEC.
AUDIT AND FINANCE COMMITTEE
Michael E. J. Phelps, Chair
Gaurdie E. Banister, Jr.
Gregory H. Boyce
Marcela E. Donadio

53 MARATHON OIL | 2018 PROXY STATEMENT

PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITOR FOR 2018
The Audit and Finance Committee has selected PricewaterhouseCoopers LLP (“PwC”), an independent registered public accounting firm, to audit the Company’s financial statements and the effectiveness of internal control over financial reporting for 2018. While the Audit and Finance Committee is responsible for appointing, compensating and overseeing the independent auditor’s work, we are requesting, as a matter of good corporate governance, that our stockholders ratify the appointment of PwC as our independent auditor for 2018. PwC served as the Company’s independent auditor during 2017. We believe the appointment of PwC as our independent auditor for 2018 is in the best interests of the Company and our stockholders.
We expect representatives of PwC to be present at the Annual Meeting with an opportunity to make a statement if they would like to do so and to be available to respond to appropriate questions from our stockholders.
YOUR BOARD RECOMMENDS A VOTE FOR PROPOSAL 2
RATIFYING THE SELECTION OF PRICEWATERHOUSECOOPERS LLP
AS THE COMPANY’S INDEPENDENT AUDITOR FOR 2018.
If our stockholders do not ratify this appointment, the Audit and Finance Committee will reconsider whether to retain PwC and may retain that firm or another firm without resubmitting the matter to our stockholders. Even if the appointment is ratified, the Audit and Finance Committee may, in its discretion, direct the appointment of a different independent auditor at any time during the year if it determines that such change would be in the best interests of the Company and our stockholders.
Aggregate fees for professional services rendered for the Company by PwC for the years ended December 31, 2017 and 2016 were (in thousands):

	2017	2016
Audit Fees	$6,087	$6,552
Audit‑Related Fees	230	16
Tax Fees	140	365
All Other Fees	5	5
Total	$6,462	$6,938
Audit Fees were for professional services rendered for the audit of the consolidated financial statements and audit of internal control over financial reporting of the Company, statutory and regulatory audits, issuance of comfort letters, consents, and assistance with and review of documents filed with the SEC.
Audit-Related Fees were for assurance and related services related to employee benefit plan audits, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.
Tax Fees were for services related to tax compliance, including the preparation of tax returns and claims for refund, and tax planning and tax advice, including assistance with and representation in tax audits and appeals, and requests for rulings or technical advice from tax authorities.
All Other Fees were for services rendered for accounting research, internal audit software licenses and other projects.
The Audit and Finance Committee reviews and approves the fees and expenses of the independent auditor for audit, audit-related, tax and permissible non-audit services. To assure continuing auditor independence, the Audit and Finance Committee annually reviews the independence of the independent auditors, in addition to assuring

MARATHON OIL | 2018 PROXY STATEMENT 54

the regular rotation of the lead audit partner as required and considering whether there should be a rotation of the independent audit firm itself. In conjunction with the mandated rotation of the lead audit partner, the Audit and Finance Committee and its chairperson are directly involved in the selection of PwC’s lead engagement partner.
The Audit and Finance Committee’s Policy for Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services is available at www.marathonoil.com under Investors—Corporate Governance—Policies and Statements. Among other things, this policy sets forth the procedure for the Audit and Finance Committee to pre-approve all audit, audit-related, tax and permissible non-audit services, other than as provided under the de minimus exception. Notwithstanding the de minimus exception, the Committee’s standard practice is to pre-approve all permissible non-audit services. The Audit and Finance Committee has delegated pre-approval authority of up to $500,000 to the Audit and Finance Committee Chair for unbudgeted items.
The Audit and Finance Committee pre-approved all the fees and services for 2017 and 2016, and did not utilize the de minimus exception in either year.

Proposal 2	For the reasons stated above, your Board of Directors recommends a vote FOR Proposal 2 ratifying of the selection of PricewaterhouseCoopers LLP as the Company’s Independent Auditor for 2018.
☑

55 MARATHON OIL | 2018 PROXY STATEMENT

PROPOSAL 3: ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we seek your advisory vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement under “Compensation Discussion and Analysis” and “Executive Compensation.”
YOUR BOARD RECOMMENDS A VOTE FOR PROPOSAL 3
APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.
Although this vote is non-binding, the Compensation Committee values your opinion and will consider the voting results when making future decisions about executive compensation.
Additionally, we believe that constructive dialogue with our stockholders provides meaningful feedback about specific executive compensation practices and programs, and we encourage our stockholders to communicate directly with both management and the Committee about executive compensation. Stockholders may contact the Committee Chair to provide input on executive compensation matters at any time by emailing compchair@marathonoil.com.
As described under “Compensation Discussion and Analysis,” the Compensation Committee, comprised entirely of independent directors, has established executive compensation programs that reward both company and individual performance. Our Compensation Committee consistently exercises great care and discipline in determining executive compensation. Executive compensation decisions are made in order to attract, retain and motivate talented executives to deliver business results and long-term value to our stockholders.
We currently seek the advisory vote of our stockholders to approve the compensation of our named executive officers on an annual basis and expect that the next such advisory vote will be held at our 2019 Annual Meeting.

Proposal 3	For the reasons stated above, your Board of Directors recommends a vote FOR Proposal 3 approving the compensation of our Named Executive Officers.
☑

MARATHON OIL | 2018 PROXY STATEMENT 56

PROPOSAL 4: AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
Our Board has approved, and is recommending to our stockholders for approval, an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 1,100 million to 1,925 million and a corresponding increase to the number of authorized shares of capital stock from 1,126 million to 1,951 million. The proposed amendment would not increase the authorized number of preferred shares.
YOUR BOARD RECOMMENDS A VOTE FOR PROPOSAL 4
APPROVING THE AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

Under our Restated Certificate of Incorporation, the total number of shares of capital stock which the Company has the authority to issue is 1,126 million. Of these authorized shares, common stock comprises 1,100 million shares and preferred stock comprises 26 million shares. As of December 31, 2017, approximately 936.8 million shares of common stock were issued, including approximately 87.2 million treasury shares, with approximately 43.8 million shares of common stock reserved for possible future issuance under our stock plans. As a result, approximately 206.6 million authorized shares of common stock remain available for issuance for future purposes and the Board deems it advisable to increase (“reload”) our authorized shares of common stock. The adoption of the proposed amendment would provide for an additional 825 million shares of common stock for future issuance. This is our first proposed increase in authorized shares since April 2007. If approved, as of year-end 2017, our issued shares as a percentage of authorized shares would be approximately 44%, compared to our peer average of approximately 45%. We have no outstanding shares of preferred stock.

The Board believes that it is advisable and in the best interests of the Company’s stockholders to increase the number of authorized shares of common stock to provide a sufficient reserve of shares for future business and financial needs of the Company. These additional authorized shares would provide the Company greater flexibility in the consideration of future (i) stock dividends or stock splits, (ii) sales of common stock or convertible securities to enhance capital and liquidity, (iii) possible future acquisitions, (iv) grants and awards pursuant to our equity compensation plans and agreements, and (v) other corporate purposes. Having these shares available for issuance allows shares to be issued without the expense and delay of a stockholders’ meeting unless such action is required by applicable law or the NYSE. The NYSE requires stockholder approval prior to issuing shares in certain instances, such as where the number of shares to be issued would exceed 20% of the number of shares outstanding prior to issuance and any increase in shares reserved for issuance under equity compensation plans.
Existing holders of shares of common stock have no preemptive rights under our Restated Certificate of Incorporation to purchase any additional shares of common stock issued by the Company. The additional shares of common stock, if and when issued, would have the same rights and privileges as the shares of common stock currently authorized. Approval of this proposal and the issuance of additional authorized shares of common stock would not affect the rights of the holders of currently outstanding shares of our common stock, except for the effects incidental to increasing the number of shares outstanding. The effects include dilution of voting power of existing stockholders, decreasing earnings per share, and, depending on the price at which they are issued, could be dilutive to our existing stockholders. We have no current plans, written or otherwise, to issue these additional shares of common stock at this time.

57 MARATHON OIL | 2018 PROXY STATEMENT

We have not proposed the increase in the authorized number of shares of common stock with the intention of using the additional shares for anti-takeover purposes, although an issuance of additional shares could, in certain circumstances, make an attempt to acquire control of the Company more difficult. We are not at this time aware of any such attempts and we are not proposing this increase in response to any third-party effort to acquire control of the Company.
Our Board has unanimously adopted a resolution approving, subject to stockholder approval, and declaring the advisability of an amendment to Article Fourth of our Restated Certificate of Incorporation to increase the number of authorized shares of capital stock from 1,126 million to 1,951 million and to increase the number of authorized shares of common stock from 1,100 million to 1,925 million.
The proposed amendment would amend and restate the first paragraph of Article Fourth as follows:
Fourth:  The total number of shares of capital stock which the Corporation shall have authority to issue is One Billion Nine Hundred Fifty-One Million (1,951,000,000), of which One Billion Nine Hundred Million Twenty-Five (1,925,000,000) shares shall be Common Stock having a par value of one dollar ($1.00) per share and Twenty Six Million (26,000,000) shares shall be shares of Preferred Stock, without par value (hereinafter called “Preferred Stock”).
If approved, this amendment will become effective upon the filing of a certificate of amendment to our Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which we would do promptly after our annual meeting.

Proposal 4
For the reasons stated above, your Board of Directors recommends a vote FOR Proposal 4 approving the amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of common stock.

☑

By order of the Board of Directors,
Reginald D. Hedgebeth
Senior Vice President, General Counsel and Secretary
April 13, 2018
Houston, Texas
Your vote is very important – please vote promptly.

MARATHON OIL | 2018 PROXY STATEMENT 58

Marathon Oil Corporation 5555 San Felipe Street Houston, TX 77056

C/O SHAREHOLDER SERVICES P.O. BOX 2069 HOUSTON, TX 77252-2069

VOTE BY INTERNET -  www.proxyvote.com or scan the QR Barcode above.
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. EDT on May 29, 2018, for shares held by registered holders directly and 11:59 p.m. EDT on May 27, 2018, for shares held in the Marathon Oil Company Thrift Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. EDT on May 29, 2018, for shares held by registered holders directly and 11:59 p.m. EDT on May 27, 2018, for shares held in the Marathon Oil Company Thrift Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Marathon Oil Corporation, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.

The Internet and telephone voting facilities will close at 11:59 p.m. EDT on May 29, 2018, for shares held by registered holders directly and at 11:59 p.m. EDT on May 27, 2018, for shares held in the Marathon Oil Company Thrift Plan.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E36787-P02811-Z71807	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MARATHON OIL CORPORATION
Your Board of Directors recommends you vote “FOR” Items 1a. through 1h.
1	Election of directors for a one-year term expiring in 2019

Nominees:	For	Against	Abstain
1a. Gregory H. Boyce	☐	☐	☐	Your Board of Directors recommends you vote “FOR” Item 2	For	Against	Abstain
1b. Chadwick C. Deaton	☐	☐	☐	2. Ratify the selection of PricewaterhouseCoopers LLP as our independent auditor for 2018.	☐	☐	☐
1c. Marcela E. Donadio	☐	☐	☐	Your Board of Directors recommends you vote “FOR” Item 3
1d. Douglas L. Foshee	☐	☐	☐	3. Advisory vote to approve the compensation of our named executive officers.	☐	☐	☐
1e. M. Elise Hyland	☐	☐	☐	Your Board of Directors recommends you vote “FOR” Item 4
1f. Michael E. J. Phelps	☐	☐	☐	4. Approve the amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of common stock.	☐	☐	☐
1g. Dennis H. Reilley	☐	☐	☐
1h. Lee M. Tillman	☐	☐	☐

Please indicate if you plan to attend this meeting.	☐	☐
Please mark "Yes" to view meeting materials electronically via the Internet rather than receiving a hard copy.	☐	☐
	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

2018 ANNUAL MEETING OF STOCKHOLDERS

ATTENDANCE CARD

You are cordially invited to attend the Annual Meeting of Stockholders on Wednesday, May 30, 2018.
The Meeting will be held in the Conference Center Auditorium of the Marathon Oil Tower, 5555 San Felipe Street, Houston, Texas 77056 at 10:00 a.m. Central Time.
(Please detach this card from your proxy card and bring it with you as identification. A map to the meeting site is inscribed on this card for your convenience. The use of an attendance card is for our mutual convenience; however, your right to attend without an attendance card, upon proper identification, is not affected.)
Reginald D. Hedgebeth
Secretary

(FOR THE PERSONAL USE OF THE NAMED STOCKHOLDER(S) ON THE BACK - NOT TRANSFERABLE.)

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The 2018 Notice of Annual Meeting of Stockholders and Proxy Statement, the Letter to Stockholders and the 2017 Annual Report on Form 10-K are available at www.proxyvote.com.

ê(Proxy must be signed and dated on the reverse side. Please fold and detach card at perforation before mailing.)ê
E36788-P02811-Z71807

Proxy and Voting Instruction Form

This Proxy and Voting Instruction is solicited on behalf of the Board of Directors for the Annual
Meeting of Stockholders on May 30, 2018

For shares held by registered holders
The undersigned hereby appoints Dennis H. Reilley, Lee M. Tillman and Dane E. Whitehead, or any of them, proxies to vote as herein directed on behalf of the undersigned at the Annual Meeting of Stockholders of Marathon Oil Corporation on Wednesday, May 30, 2018, and at any meeting resulting from any adjournment(s) or postponement(s) thereof and upon all other matters properly coming before the Meeting, including the proposals set forth in the 2018 Notice of Annual Meeting and Proxy Statement for such Meeting with respect to which the proxies are instructed to vote as directed on the reverse side. You are encouraged to specify your choice by marking the appropriate boxes on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxies cannot vote the shares unless you sign and return the proxy card.

For shares held in Marathon Oil Company Thrift Plan
These confidential voting instructions will only be shared with Fidelity Management Trust Company, as Trustee for the Marathon Oil Company Thrift Plan (the "Marathon Oil Plan"). The undersigned, as a participant in the Marathon Oil Plan, hereby directs the Trustee to vote the number of shares of Marathon Oil Corporation common stock credited to the undersigned's account under the Marathon Oil Plan at the Annual Meeting of Stockholders, and at any meeting resulting from any adjournment(s) or postponement(s) thereof, upon all subjects that may properly come before the meeting, including the matters described in the 2018 Notice of Annual Meeting and Proxy Statement. In the Trustee's discretion, it may vote upon such other matters as may properly come before the Meeting. Your vote is confidential. The shares credited to the account will be voted as directed on the reverse side. If no direction is made, if the card is not signed, or if the card is not received by May 27, 2018, the shares credited to the account will not be voted. You cannot vote the shares in person at the Annual Meeting; the Trustee is the only one who can vote the shares.

PROXY TO BE SIGNED AND DATED ON THE REVERSE SIDE